Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

THE SHAREHOLDERS OF

SCHAEFER MANUFACTURING, INC.,

WABTEC HOLDING CORPORATION

and

CCP LIMITED PARTNERSHIP, AS SELLERS’ AGENT

AS OF OCTOBER 6, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of October 6, 2006, by and among the shareholders of SCHAEFER MANUFACTURING, INC., a Wisconsin corporation (the “Company”) identified on Schedule A attached hereto (the “Sellers”), WABTEC HOLDING CORPORATION, a Delaware corporation (the “Purchaser”), and CCP LIMITED PARTNERSHIP, a Wisconsin limited partnership, in its capacity as Sellers’ Agent pursuant to the terms and conditions hereof (the “Sellers’ Agent”).

RECITALS

A. Sellers own as of Closing all of the issued and outstanding shares of capital stock of the Company and, in turn, the Company owns as of Closing all of the issued and shares of capital stock of Schaefer Equipment, Inc., an Ohio corporation (“Equipment Co.”).

B. Sellers wish to sell the Shares to Purchaser, and Purchaser wishes to purchase the Shares from Sellers, on the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the recitals and of the mutual agreements, provisions and covenants set forth below, the Parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

“AAA” shall mean the American Arbitration Association.

“Accounts Receivable” shall have the meaning specified in Section 3.24 of this Agreement.

“Agreement” shall mean this Stock Purchase Agreement.

“Ancillary Agreements” shall mean the agreements, documents and instruments related to this Agreement to which Purchaser, the Company or any Seller is a party.

“Annual Financial Statements” shall mean the audited consolidated financial statements of the Company and its Subsidiaries for their 2004 and 2005 fiscal years, copies of which have been provided by Sellers to Purchaser.

“Base Amount” shall have the meaning specified in Section 2.2 of this Agreement.

“Basket Amount” shall have the meaning specified in Section 9.3(d)(i) of this Agreement.

“Benefit Plans” shall mean any employee benefit plan as that term is defined in ERISA Sections 3(1), (2), (3), (37) and (40), and each pension plan, profit sharing plan, stock bonus plan, incentive compensation plan, incentive bonus plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, employee insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan or any other plan or program to provide retirement income, fringe benefits or other benefits for former or current employees or directors of any Schaefer Company, to which any Schaefer Company currently contributes or has an obligation to contribute in the future (including without limitation employment agreements and any other agreements containing “golden parachute” provisions and deferred compensation agreements) or any plan or program under which any employee, former employee or director (or beneficiary of any employee, former employee or director) of any Schaefer Company has or may have any current or future right to benefits.

“BOCP” shall mean BOCP, II, LLC, a Delaware limited liability company.

“Bonus Plan” shall mean that certain Sale Bonus and Severance Plan adopted June 6, 2006, between the Company and the key management employees of Equipment Co.

“Bonus Plan Releases” shall have the meaning specified in Section 5.1(k) hereof.

“Business Day” shall mean any day except a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Cash and Cash Equivalents” shall mean the sum of the fair market value, expressed in United States dollars, of all cash and cash equivalent assets (including marketable securities and short term instruments) of the Schaefer Companies as of immediately prior to the Closing.

“CCP” shall mean CCP Limited Partnership, a Wisconsin limited partnership.

“Closing” shall mean the conference to be held at 10:00 a.m., Eastern Daylight Time, on the Closing Date at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania, or such other time and place as Sellers and Purchaser may mutually agree, at which time the transactions contemplated by this Agreement shall be consummated.

“Closing Cash” shall mean the aggregate amount of Cash and Cash Equivalents of the Schaefer Companies on hand as of the Closing Date.

“Closing Date” shall mean the date first written above.

“Closing Funded Debt” shall mean (i) the aggregate amount of Funded Debt of the Schaefer Companies outstanding as of the Closing Date, plus (ii) the other long term liabilities (other than retiree health and retiree life insurance and unfunded death benefits) outstanding as of the Closing Date, plus (iii) the Purchase Price as defined and set forth in the Warrant Repurchase Agreement.

“Closing Payment” shall have the meaning specified in Section 2.3 of this Agreement.

“Closing Working Capital” shall mean the Net Working Capital of the Schaefer Companies determined as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” shall be defined as set forth above.

“Computer Systems” shall have the meaning specified in Section 3.26 of this Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Purchaser dated April 18, 2006.

“Consent” shall mean any approval, consent, ratification, waiver, license, permit, certification, registration or other authorization of any Person, including any Governmental Authority.

“Contract” shall mean (i) any written agreement, contract, obligation, promise or undertaking that is legally binding (a) under which any Schaefer Company has or may acquire any rights, (b) under which any Schaefer Company has or may become subject to any obligation or liability or (c) by which any Schaefer Company or any of the assets owned or used by it is or may become bound or (ii) any oral agreement, contract, obligation, promise or undertaking (whether express or implied) meeting the requirements of (i) of this definition that, to the Knowledge of any of the Sellers, exists.

“Current Assets” shall mean as of the date of determination, the current assets of the Schaefer Companies as determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Reference Balance Sheet, other than Cash and Cash Equivalents and deferred Taxes.

“Current Liabilities” shall mean as of the date of determination, the current liabilities of the Schaefer Companies as determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Reference Balance Sheet, other than Funded Debt and accrued Taxes.

“Cut-off Date” shall have the meaning specified in Section 9.1(a) of this Agreement.

“Dispute” shall have the meaning specified in Section 10.1 of this Agreement.

“Dispute Notice” shall have the meaning specified in Section 10.3 of this Agreement.

“Disputed Item” shall have the meaning specified in Section 2.4(e) of this Agreement.

“Encumbrance” shall mean any lien, security interest, mortgage, pledge or other encumbrance of any nature, including without limitation any easement, right of way, charge, claim, community property interest, condition, equitable interest, option, right of first refusal or restriction or adverse claim of any kind, including without limitation any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance or exception to title of any kind, other than, with respect solely to any asset of a Schaefer Company, Permitted Encumbrances.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any Person alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the release by any Schaefer Company prior to Closing into the environment of any Hazardous Substances at any location, or (ii) any violation or alleged violation of any Environmental Law by any Schaefer Company prior to Closing.

“Environmental Laws” shall mean all Laws in effect as of the Closing Date relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emission, discharge, release, or to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances and each individually, an “Environmental Law.”

“Environmental Losses” means any of Purchaser’s Losses resulting from a breach of the representations and warranties in Section 3.16 of this Agreement.

“Equipment Co.” shall be defined as set forth above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” shall mean Mellon Bank, N.A., a national banking association with its principal place of business at One Mellon Center, Pittsburgh, Pennsylvania 15258.

“Escrow Agreement” shall mean the Escrow Agreement among Purchaser, Sellers’ Agent on behalf of Sellers, and the Escrow Agent in substantially the form of Exhibit “A” hereto.

“Escrow Amount” shall have the meaning specified in Section 2.3(b) of this Agreement.

“Existing Plans” shall mean the existing Benefit Plans with respect to employees of the Schaefer Companies, all of which are listed and described on the Sellers’ Disclosure Schedule.

“Final Closing Balance Sheet” shall mean the Preliminary Closing Balance Sheet, as determined to be binding and conclusive upon, deemed accepted by, and as amended to reflect resolution of any disputes between the parties pursuant to Section 2.4 of this Agreement.

“Final Closing Cash” shall mean the amount of Cash and Cash Equivalents as determined based on the Final Closing Balance Sheet.

“Final Closing Working Capital” shall mean the amount of Net Working Capital as determined based on the Final Closing Balance Sheet.

“Final Purchase Price” shall mean the Purchase Price as determined based on the Final Closing Balance Sheet.

“Financial Statements” shall mean the Annual Financial Statements and Interim Financial Statements, collectively.

“Funded Debt” shall mean indebtedness for borrowed money of any of the Schaefer Companies, including but not limited to the indebtedness listed on Exhibit “B” hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the historical practices of the Schaefer Companies.

“Governmental Authority” means any United States federal, state or local government or political agency, division, subdivision thereof or any regulatory body, agency or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Hazardous Substances” means all hazardous substances, as that term is defined in CERCLA, solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, regulated, classified or identified under any Environmental Law.

“Improvements” shall have the meaning specified in Section 3.12(c)(iv) of this Agreement.

“Indemnified Party” shall have the meaning specified in Section 9.4(a) of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 9.4(a) of this Agreement.

“Information” shall mean all nonpublic, confidential or proprietary information regarding any of the Schaefer Companies.

“Intellectual Property” shall have the meaning specified in Section 3.15 of this Agreement.

“Interim Balance Sheet” shall have the meaning specified in Section 3.5 of this Agreement.

“Interim Financial Statement” shall mean the internally prepared interim monthly consolidated financial statement of the Company and its Subsidiaries (including balance sheets and income statements) for the seven-month period beginning January 1, 2006 through July 31, 2006, copies of which have previously been provided to Purchaser.

“Inventory” shall mean goods, merchandise and other personal property, including without limitation all raw materials, work in progress, finished goods and materials and supplies of any kind or nature used in the business of the Equipment Co. or used in selling or furnishing such goods, merchandise or other personal property.

“Knowledge” shall mean with respect to (i) a natural Person, the actual knowledge of such Person, (ii) Sellers who are not natural Persons, the actual knowledge of David Kostolansky, Barry Anderson, Richard Barnhart, David Rubino and Philip Oswald, including such knowledge as they would reasonably be expected to know in the normal course of their duties with the Equipment Co., and (iii) Purchaser, the actual knowledge of Al Neupaver, Alvaro Garcia-Tunon, Barry Pennypacker and Keith Hildum, including such knowledge as they would reasonably be expected to know in the normal course of their duties with Purchaser.

“Law” shall mean any United States federal or state, local municipal or administrative order, constitution, law, rule, regulation, ordinance, principle of common law, court order, consent, decree, governmental license, permit, statute or treaty as in effect on the Closing Date.

“Losses” shall mean damages, liabilities, judgments, losses, or costs and expenses of whatever kind or nature (including reasonable attorneys’ fees and reasonable costs of investigation and defense); provided, however, that Losses shall not include consequential, incidental or punitive damages unless the Losses are the result of a Third-Party Claim; provided further, that lost profits shall not be considered to be consequential damages.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, assets, results of operations or condition (financial or otherwise) of the Schaefer Companies taken as a whole or (b) the ability of any of the Sellers to consummate the transactions contemplated by this Agreement.

“Material Contract” shall have the meaning specified in Section 3.14(a) of this Agreement.

“Media” shall have the meaning specified in Section 9.3(e)(i) of this Agreement.

“Named Representatives” shall mean Al Neupaver, Alvaro Garcia-Tunon, Barry Pennypacker and Keith Hildum.

“Net Working Capital” shall mean for any date of determination, the excess of the Current Assets as of the close of business on such date of determination over the Current Liabilities as of such date of determination, calculated in all respects in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Reference Balance Sheet.

“O&G Properties” shall mean oil and gas wells and oil and gas fee or leasehold interests.

“Objection Notice” shall have the meaning specified in Section 2.4(d)(i) of this Agreement.

“Order” shall mean any award, decision, injunction, judgment order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or by any arbitrator as in effect on the Closing Date.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Real Estate” shall mean the Real Estate other than the Owned Real Estate.

“Owned Real Estate” shall mean the Real Estate owned by the Schaefer Companies.

“Parties” or “parties” shall mean, as the context requires, any of the Purchaser, the Sellers and/or the Sellers’ Agent.

“Permissible Activities” shall have the meaning specified in Section 9.3(e)(i) of this Agreement.

“Permitted Encumbrances” means any lien for current Taxes not yet due and payable, any lien securing Taxes or any lien of materialmen, carriers, landlords and similar Persons, in each case not yet due or payable, any minor interest in an asset in favor of another Person which does not materially impair the value, ownership or use of such asset to the extent that the foregoing are appropriately reflected on the Interim Balance Sheet and those Encumbrances which are identified as Permitted Encumbrances on Part 1(PE) of the Sellers’ Disclosure Schedule.

“Person” shall mean a natural person, corporation (including any not-for-profit corporation), trust, estate, partnership, association, general or limited partnership, joint venture, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

“Physical Inventory” shall have the meaning specified in Section 2.4(a) of this Agreement.

“Preliminary Closing Balance Sheet” shall have the meaning specified in Section 2.4(c) of this Agreement.

“Proceeding” shall mean any hearing, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning specified in Section 2.2 of this Agreement.

“Purchaser” shall mean Wabtec Holding Corporation, a Delaware corporation.

“Purchaser Disclosure Schedule” shall mean the Purchaser Disclosure Schedule, dated the date of this Agreement, delivered by the Purchaser to the Sellers.

“Purchaser Indemnified Persons” shall have the meaning specified in Section 9.3(a) of this Agreement.

“Real Estate” shall mean the real estate owned or leased by the Schaefer Companies, including without limitation all O&G Properties, together with all buildings, structures, fixtures and improvements thereon and all of the rights thereto.

“Real Estate Permit” shall have the meaning specified in Section 3.12(c)(ii) of this Agreement.

“Reference Balance Sheet” shall have the meaning specified in Section 3.5 of this Agreement.

“Release” has the meaning specified in 42 U.S.C. § 9601.

“Remediation Action” means any action to mitigate, remediate, monitor or otherwise respond to a Release of Hazardous Substances on, in, at, upon or from the Real Estate.

“Representatives” means, with respect to a particular Person, the affiliates, directors, officers, employees, agents, consultants, advisors or other representatives of such Person, including legal counsel, accountants and financial advisors.

“Review Period” shall have the meaning specified in Section 2.4(d)(i) of this Agreement.

“Schaefer Companies” shall mean the Company and the Equipment Co.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Sellers” shall be defined as set forth above.

“Sellers’ Agent” shall have the meaning specified in Section 13.18 of this Agreement.

“Sellers’ Disclosure Schedule” shall mean the Sellers’ Disclosure Schedule, dated the date of this Agreement, delivered by the Sellers to Purchaser.

“Shares” shall mean the issued and outstanding shares of capital stock of the Company.

“Straddle Period” shall have the meaning specified in Section 6.1(a) of this Agreement.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (for the purposes of this definition, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors (or similar governing body) or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Target Working Capital” shall mean $6,443,836 (which amount reflects the average Net Working Capital for the twelve month period ending July 31, 2006, as reflected in the internally prepared consolidated balance sheets of the Schaefer Companies as at the end of each calendar month during that period).

“Tax” shall mean all United States federal, state, local, foreign and other taxes of any kind, levies or other like assessments, customs, duties, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, transfer, sales, use, license, payroll, franchise, withholding, employment, occupation, premium, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind, whether disputed or not, and including obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to it regarding any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” shall have the meaning specified in Section 9.5(a) of this Agreement.

“Title Commitment” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Title Company” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Trust” shall mean that certain Agreement of Trust for the Schaefer 401(k) Plan dated January 1, 1990, as amended.

“Unrelated Accountant” shall mean Grant Thornton LLP, Cleveland, Ohio.

“Warrant Repurchase Agreement” shall mean that certain Warrant Repurchase Agreement dated as of the date hereof among the Company, the Sellers’ Agent and BOCP.

2. PURCHASE AND SALE OF SHARES.

2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, in consideration of the Purchase Price, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Shares, free and clear of all Encumbrances (except to the extent, if any, provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law). The Parties agree that Sellers are solely responsible for satisfying the Closing Funded Debt and Purchaser shall not assume any portion of the Closing Funded Debt. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the close of business on the Closing Date.

2.2 Purchase Price. The Purchase Price to be paid by Purchaser to Sellers for the Shares shall be an amount equal to the sum of (i) Thirty Six Million Three Hundred Thousand and 00/100 Dollars ($36,300,000.00) (the “Base Amount”), plus (ii) an amount equal to the Closing Cash, and (iii) (A) plus an amount equal to the amount (if any) by which the Closing Working Capital shall exceed the Target Working Capital or (B) less an amount equal to the amount (if any) by which the Target Working Capital shall exceed the Closing Working Capital (the “Purchase Price”). Purchaser shall pay the Purchase Price in the manner provided in Sections 2.3 and 2.4.

2.3 Closing Payment and Escrow Deposits.

(a) Closing Payment. At the Closing, Purchaser shall pay to Sellers’ Agent (or as Sellers’ Agent may direct in writing), by wire transfer in immediately available funds for the benefit of the Shareholders, an amount equal to the sum of (i) ninety percent (90%) of the Base Amount, plus (ii) the Closing Cash, plus (or minus) (iii) an agreed upon estimate of the amount (if any) by which the Closing Working Capital will exceed (or be less than) the Target Working Capital less (iii) the Closing Funded Debt (together with the Escrow Amount, the “Closing Payment”).

(b) Escrow Deposits. At the Closing, Purchaser shall pay to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to (i) ten percent (10%) of the Base Amount (the “Escrow Amount”), plus (ii) the Closing Funded Debt. The Escrow Agent shall retain the Escrow Amount for distribution in accordance with the terms of this Agreement, and shall immediately pay off the Closing Funded Debt with the remaining amount of the deposit.

2.4 Payment-Related Items; Post-Closing Purchase Price Adjustment.

(a) Physical Inventory. At least five Business Days prior to Closing, the Company and Purchaser, with the assistance of the Company’s audit firm, shall conduct a complete physical inventory (the “Physical Inventory”) of Equipment Co.’s Inventory then on hand, which inventory shall be conducted following the methodologies and procedures set forth in Part 2.4 of the Sellers’ Disclosure Schedule.

(b) Determination of Final Purchase Price. Following the Closing, the Parties shall determine the amount of the Closing Cash, the amount of the Closing Working Capital and, accordingly, the Purchase Price. The Closing Cash and the Closing Working Capital shall be determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Reference Balance Sheet and, in the case of the Closing Working Capital, the determination of the Target Working Capital.

(c) Closing Balance Sheet. Not later than ninety (90) calendar days following the Closing Date, Purchaser shall prepare and deliver or cause to be prepared and delivered to the Sellers’ Agent a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date prepared in accordance with GAAP (the “Preliminary Closing Balance Sheet”), and a statement of the proposed Final Closing Cash, the Final Closing Working Capital and, accordingly, the Final Purchase Price, in each case, as of immediately prior to the Closing and, if applicable, derived from the Preliminary Closing Balance Sheet. The Final Closing Cash and the Final Closing Working Capital shall be calculated in accordance with the provisions of this Section 2.4(c) and shall reflect the results of the Physical Inventory.

(d) Preliminary Closing Balance Sheet Review.

(i) The Sellers’ Agent shall have thirty (30) days following the delivery by the Purchaser to the Sellers’ Agent of the Preliminary Closing Balance Sheet (the “Review Period”) to review the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be conclusive and binding upon the Parties as to items set forth therein unless, within ten (10) days following the expiration of the Review Period, the Sellers’ Agent notifies Purchaser in writing (the “Objection Notice”) that the Sellers’ Agent disputes any of the amounts set forth therein. The Objection Notice shall (a) clearly identify each item of the Preliminary Closing Balance Sheet to which the Sellers’ Agent objects and (b) describe in detail the nature of such objection and the Sellers’ Agent’s calculation of such disputed item.

(ii)(A) If Sellers’ Agent does not deliver an Objection Notice to Purchaser within the Review Period or (B) following delivery of any Objection Notice to Purchaser on a timely basis in respect of which the Parties achieve resolution of any disputes set forth therein within the time period set forth in subsection (e) below, the Preliminary Closing Balance Sheet (as amended to the extent necessary to reflect the resolution of such disputes), shall be conclusive and binding on the Parties, and Purchaser shall prepare a schedule setting forth the calculation of the Final Closing Working Capital and the Final Purchase Price (each such calculation to be made in accordance with the provisions of this Agreement) and shall deliver such schedule to the Sellers’ Agent within ten (10) Business Days after the expiration of the Review Period (in the case of (A) above) or resolution of the disputes (in the case of (B)

above). The date of such delivery shall be deemed the date of the determination of the Final Purchase Price for the purposes of subsection (g) below. Any item of the Preliminary Closing Balance Sheet as finally determined pursuant to this subparagraph shall be deemed to be final and binding.

(e) Objection Notice and Disputes. If the Sellers’ Agent delivers an Objection Notice to Purchaser on a timely basis, Purchaser and the Sellers’ Agent shall during the twenty (20) Business Day period following receipt of such Objection Notice use commercially reasonable efforts to negotiate in good faith and reach agreement on each item of the Preliminary Closing Balance Sheet disputed pursuant to the Objection Notice. If during such period, Purchaser and Sellers’ Agent are unable to reach agreement, they shall immediately refer any such unresolved items to the Unrelated Accountant for resolution in accordance with subsection (f) below (any such referred item, a “Disputed Item”).

(f) Determination of Dispute. Promptly, but no later than twenty (20) days after acceptance of his or her appointment as Unrelated Accountant, the Unrelated Accountant shall determine (it being understood that in making such determination, the Unrelated Accountant shall be functioning as an expert and not as an arbitrator), those Disputed Items and shall render a written report as to the resolution of the Disputed Items and the resulting computation of the Final Closing Cash, or the Final Closing Working Capital, as the case may be, which computation shall be conclusive and binding on the Parties. In the course of the Unrelated Accountant’s review, the Parties shall deliver written submissions to the Unrelated Accountant describing their respective positions. In addition, the parties shall be entitled to make oral presentations or arguments if either party so requests. In resolving any Disputed Item, the Unrelated Accountant (i) shall be bound by the provisions of this Section 2.4, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party; provided, that if a value assigned to an item in dispute requires under GAAP that a corresponding or related adjustment or adjustments be made, the Unrelated Accountant shall have the authority to make such other adjustment or adjustments and (iii) may review (and the parties shall provide) any and all documents and records as the Unrelated Accountant deems appropriate. Upon receipt of the Unrelated Accountant’s written report, (A) the Preliminary Closing Balance Sheet, as modified to reflect the Unrelated Accountant’s determinations, shall be deemed accepted by, and such determinations shall be final and binding on, the Sellers’ Agent and Purchaser and enforceable as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and (B) Purchaser shall prepare a schedule setting forth the calculation of the Final Closing Cash, the Final Closing Working Capital and the Final Purchase Price (each such calculation to be made in accordance with the procedures of this Agreement) and shall deliver such schedule to the Sellers’ Agent within ten (10) Business Days after Purchaser’s receipt of the Unrelated Accountant’s written report. The Unrelated Accountant’s fees and expenses shall be borne by Purchaser and the Sellers’ Agent in such proportion as the Unrelated Accountant may determine and, in the absence of such determination, equally.

(g) Upon final determination of the Final Purchase Price as provided in subsections (d)(ii) or (f) above: (i) if the Final Purchase Price exceeds the Closing Payment, Purchaser shall pay to Sellers an amount equal to such excess by wire transfer of immediately available funds in such portions and to an account or accounts designated by Sellers’ Agent in writing, no later than five (5) Business Days after such final determination, or (ii) if the Closing Payment exceeds the Final Purchase Price, Purchaser shall withdraw an amount equal to such excess , plus any interest due and owing thereon, from the Escrow Amount. Interest shall accrue on any amount not paid by either party to the other within five (5) Business Days after such final determination at a rate of one percent (1%) per month. Sellers’ Agent hereby directs that 14.593% of any amount payable by Purchaser under clause (i) shall be paid to BOCP in accordance with its written instructions (which payment is attributable to the warrant being repurchased by Schaefer immediately prior to the Closing as described in the Warrant Purchase Agreement). The Parties may not amend the previous sentence without the written consent of BOCP.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Except as set forth in this Agreement and/or the Sellers’ Disclosure Schedule, each of the Sellers, jointly and severally, hereby make the following representations and warranties to Purchaser. Regardless of the foregoing, the representations and warranties of the Sellers set forth in Sections 3.1(b) and 3.3(a) are made severally by each Seller, with respect to such Seller only.

3.1 Organizational Matters.

(a) Organization and Qualification; Power. Part 3.1(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list for each Schaefer Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business. Each Schaefer Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation. Each Schaefer Company is duly qualified or licensed, as the case may be, to do business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the nature of their respective activities or the ownership or use of properties owned or used by it require such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Schaefer Company has all requisite power and authority to own, lease and operate its properties and assets that it purports to own, lease or operate, to perform its obligations under any Contract to which it is a party or by which it is bound and to carry on its business as it is now being conducted. The Company has no assets other than the capital stock of Equipment Co., has no employees, has no business operations, has no contracts or other liabilities other than as disclosed in Part 3.1(a) of the Sellers’ Disclosure Schedule. Equipment Co. has no Subsidiaries. The Sellers have delivered to Purchaser copies of the Organizational Documents, as currently in effect, of each of the Schaefer Companies.

(b) Authority; Validity. Each Seller warrants and represents that: (i) he or it has all requisite power and authority to enter into this Agreement and the related agreements referred to herein and to carry out his or its respective obligations hereunder and thereunder; (ii) his or its execution and delivery of this Agreement and the other documents and agreements to be executed by him or it pursuant hereto and (with respect to the Sellers, where such Seller is a business entity or trust) the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on its behalf; (iii) no further act or proceeding on the part of the Company or such Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by him or it pursuant hereto or the consummation of the transactions contemplated hereby and thereby; (iv) this Agreement and the Ancillary Agreements to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding obligations of the Company or such Seller enforceable against him or it in accordance with their respective terms except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general equitable principles and (v) the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party, the sale and transfer of the Shares and the consummation of the transactions contemplated hereby does not and will not violate or conflict with any Law or Order to which the Company or such Seller, as the case may be, is bound.

3.2 Compliance; Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements which any of the Sellers is a party, the sale and transfer of the Shares and the consummation of the transactions contemplated hereby will not directly or indirectly (with or without notice or lapse of time): (a) (with respect to the Sellers, where such Seller is a business entity) violate any provision of the Organizational Documents of any Seller or either of the Schaefer Companies or any resolution adopted by the board of directors (or similar governing body) or the shareholders of such Seller or either of the Schaefer Companies; (b) contravene, conflict with, result in a violation or breach of any provision of, constitute a default under or constitute an event which with the giving of notice or the lapse of time or both would become a default or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify any material Contract to which any Seller or either of the Schaefer Companies is a party; (c) violate or conflict with any Law or Order to which any Seller or Schaefer Company is subject or bound; (d) contravene, conflict with or result in a violation of or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which any Seller or Schaefer Company may be subject; (e) contravene, conflict with or result in a violation of any of the terms or requirements of or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Consent of such Governmental Authority that is held by any Schaefer Company and which is necessary to the conduct of the business of such Schaefer Company or that is held by any Seller that otherwise relates to the business or assets of any Schaefer Company or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares owned by any Seller or Schaefer Company or any of the assets owned or used by any Schaefer Company.

3.3 Shares.

(a) Sellers own all of the issued and outstanding shares of the Company’s capital stock. The authorized capital stock of the Company consists of 8,000 Shares of $.01 par value Class A Voting Common Stock and 1,000 Shares of $.01 par value Class B Nonvoting Common Stock. None of the shares of Class B Nonvoting Common Stock is outstanding and the Class A Voting Common Stock and is owned of record as set forth in Part 3.3(a) of the Sellers’ Disclosure Schedule. Except as set forth in Part 3.3(a) of the Sellers’ Disclosure Schedule, no legend or other reference to any purported Encumbrance appears on any certificate representing the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable (except to the extent, if any, provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law). Each Seller warrants and represents that he or it owns (or will own as of Closing) beneficially and of record all of the Shares attributed to such Seller on Part 3.3(a) of the Sellers’ Disclosure Schedule free and clear of all Encumbrances. Except as set forth on Part 3.3(a) of the Sellers’ Disclosure Schedule, such Seller has no other rights relating to the issuance, purchase, registration or transfer of any equity or other securities of the Company. Except as set forth in Part 3.3(a) of the Sellers’ Disclosure Schedule, such Seller does not have and is not bound by any outstanding subscriptions, warrants, options or other rights calling for the purchase of shares of Company capital stock or any other equity securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of any preemptive rights or the Securities Act or any state securities Law.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Equipment Co. as set forth in Part 3.3(b) of the Sellers’ Disclosure Schedule, free and clear of all Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. Except as set forth on Part 3.3(b) of the Sellers’ Disclosure Schedule, none of the Schaefer Companies has or is bound by any outstanding subscriptions, options, warrants, calls, purchase rights, exchange rights or other contracts or commitments of any character which require such Schaefer Company to issue, sell, or otherwise to cause to become outstanding any shares of capital stock of such Schaefer Company or any other equity security of such Schaefer Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Schaefer Company. Except as set forth in Part 3.3(b) of the Seller Schedule, there are no Contracts relating to the issuance, sale, registration or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of any Schaefer Company was issued in violation of any preemptive rights or the Securities Act or any state securities Law. None of the Schaefer Companies owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other company (other than Schaefer Companies).

3.4 Consents. No notice to or Consent or Order of any Governmental Authority or any other Person (including the spouse of any Seller) is required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

3.5 Financial Statements. The Sellers have delivered to the Purchaser: (a) the Annual Financial Statements, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, together with the report thereon of Virchow, Krause & Company, LLP, independent public accountants (the December 31, 2005 consolidated balance sheet, together with the related notes thereto, is hereinafter referred to as the “Reference Balance Sheet”), (b) a combined audited balance sheet of the Schaefer Companies as of December 31, 2005, and the related combined statements of income, shareholders’ equity and cash flows for the year then ended, together with the report thereon of Virchow, Krause & Company, LLP, and (c) an unaudited consolidated balance sheet of the Schaefer Companies as of July 31, 2006 (the “Interim Balance Sheet”) and related unaudited consolidated statements of operations and cash flows for the seven months then ended, including in the case of (a) and (b), the related notes thereto. Such financial statements and related notes thereto present fairly in all material respects the financial position, results of operations and cash flows of the Schaefer Companies, taken as a whole, as of the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP (except as otherwise indicated therein or in the notes thereto and, in the case of Interim Financial Statements, normal recurring year-end adjustments and the absence of notes and other presentation items). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Schaefer Companies are required by GAAP to be included in the consolidated financial statements of the Company. The warranties and representations herein related to financial statements other than audited financial statements are to the Knowledge of the Sellers.

3.6 No Material Adverse Changes. Since December 31, 2005, there has not been a material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Schaefer Companies, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect on (a) the business, operations, assets, results of operations or condition (financial or otherwise) of the Schaefer Companies or (b) the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement.

3.7 Absence of Certain Changes. Except as set forth in Part 3.7 of the Sellers’ Disclosure Schedule, since December 31, 2005, the business of the Schaefer Companies has been operated in the ordinary course of business consistent with past practice and without limiting the generality of the foregoing, except as set forth in Part 3.7 of the Sellers’ Disclosure Schedule, since that date, neither of the Schaefer Companies:

(a) has suffered any material damage, destruction or loss (not covered by insurance) affecting its assets;

(b) has suffered any material increase or commitment to increase in either the rate of compensation or the actual compensation payable or to become payable to any employees of such Schaefer Company, except in the ordinary course of business;

(c) has suffered the termination or received notice of termination of any Material Contract or license of such Schaefer Company, other than terminations or expirations of such Contracts or licenses in the ordinary course of business;

(d) has suffered any cancellation of a Contract to purchase goods by a customer of such Schaefer Company;

(e) has made any capital expenditures (other than in the ordinary course of business) in excess of $100,000 in the aggregate;

(f) has created and no event has occurred or circumstance exists that would result in any Encumbrance on of any of its property or assets, other than Permitted Encumbrances;

(g) has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business consistent with past practice;

(h) has entered into any transaction, commitment, Contract or license (or series of related transactions, commitments, Contracts or licenses) either involving more than $100,000 or outside the ordinary course of business;

(i) has received notice of any acceleration, termination, modification or cancellation of any Contract or license (or series of related Contracts or licenses) involving more than $10,000 to which such Schaefer Company is a party or by which it is bound;

(j) has failed to pay, delayed or postponed the payment of accounts payable or other liabilities in excess of $50,000 in any single instance or $100,000 in the aggregate;

(k) has cancelled, compromised, waived, or released any debt, right or claim (or series of related rights and claims);

(l) changed its authorized or issued capital stock, declared, set aside, or paid any dividend or made any distribution or other payment with respect to its capital stock (whether in cash or in kind), granted any stock option or right to purchase shares of capital stock, issued any security convertible into capital stock, granted any registration rights or redeemed, retired, purchased or otherwise acquired any of its capital stock;

(m) has granted and no event has occurred or circumstance exists that would result in any change in the base compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any of its shareholders, directors, officers, employees, salesmen, distributors or agents outside the ordinary course of business;

(n) has adopted, amended, modified or agreed to modify or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan) or adopted any plan, fund, program or arrangement falling within the definition of a Schaefer Benefit Plan;

(o) has made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

(p) has made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

(q) discharged or satisfied any Encumbrance or liability other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than capitalized leases, current liabilities shown on the Reference Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business;

(r) has instituted, settled or agreed to settle any Proceeding relating to its property, assets or business other than (i) in the ordinary course of business consistent with past practice or (ii) in cases involving amounts in the aggregate not in excess of $100,000; or

(s) has taken any action or omitted to take any action, and no event has occurred or circumstance exists, that would result in the occurrence of any of the foregoing.

3.8 Powers of Attorney. Except as set forth in Part 3.8 of the Sellers’ Disclosure Schedule, no Representative of either Schaefer Company holds any power of attorney to act with respect to such Schaefer Company.

3.9 Litigation.

(a)(i) There are no facts, events or circumstances that have occurred on or prior to the Closing Date that would give rise to or result in a Third Party Claim against either Schaefer Company; (ii) there is no Proceeding pending or threatened against either Schaefer Company, and (iii) there is no Proceeding pending or threatened against either Schaefer Company or any Seller which challenges or questions the legality, validity or propriety of or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b)(i) There is no outstanding Order against or involving either of the Schaefer Companies; and (ii) no shareholder, officer, director or employee of either Schaefer Company is subject to any Order that prohibits such shareholder, officer, director or employee from engaging in or continuing any conduct, activity or practice relating to the business or assets of such Schaefer Company.

(c)(i) Each Schaefer Company is in compliance with all of the terms and requirements of each Order to which its business or assets is subject, (ii) each Schaefer Company has been in compliance with all of the terms and requirements of each Order to which its business or assets were, on the date of determination of such compliance, subject, (iii) no Schaefer Company has received notice of any present or past unremedied violation of any Order and (iv) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Schaefer Company or its business or assets is subject.

3.10 Licenses; Compliance With Laws and Regulations.

(a) Governmental Licenses; Notices. Except as set forth in Part 3.10(a) of the Sellers’ Disclosure Schedule, to the Knowledge of Sellers, each Schaefer Company has all Consents from Governmental Authorities (for purposes of this Section 3.10, “Governmental Authorizations”) necessary to lawfully conduct and operate its business as conducted on the Closing Date and to permit such Schaefer Company to own and use its assets in the manner in which it currently owns and uses such assets. Part 3.10(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by either Schaefer Company, and each such Governmental Authorization is in full force and effect. Except as set forth in Part 3.10(a) of the Sellers’ Disclosure Schedule, both of the Schaefer Companies are in compliance in all material respects with all such Governmental Authorizations, and neither of the Schaefer Companies has received notice of any asserted present, or past and unremedied, failure to obtain any Governmental Authorization.

(b) Compliance With Laws and Regulations. Except as provided in Part 3.10(b) of the Sellers’ Disclosure Schedule, (i) each Schaefer Company is in material compliance with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of the properties or assets owned or used by it and, to the Knowledge of Sellers, each Schaefer Company has been in compliance with each Law that was, on the date of determination of such compliance, applicable to it or to the conduct or operation of its business or the ownership or use of any of the properties owned or used by it; (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes a violation by either Schaefer Company of or a failure on the part of either Schaefer Company to comply with, any Law, or (B) results in the imposition of any Encumbrance against either Schaefer Company or any of its property under any Law and (iii) neither Schaefer Company has received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of or failure to comply with, any Law.

3.11 Title to and Condition of Personal Property.

(a) Title. Except as provided in Part 3.11(a) of the Sellers’ Disclosure Schedule, each of the Schaefer Companies has good and marketable title to, or a valid leasehold interest in, all of its personal property free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Condition. Both of the Schaefer Companies’ personal property, taken as a whole, is in good operating condition, subject to normal wear and tear.

3.12 Real Estate.

(a) Part 3.12(a) of the Sellers’ Disclosure Schedule contains a complete and correct list of the Real Estate. The Schaefer Companies own and have good and marketable fee simple title to the Owned Real Estate free and clear of all Encumbrances other than the Permitted Encumbrances. The Schaefer Companies hold a valid leasehold interest in and to the Other Real Estate. Except as set forth in Part 3.12(a) of the Sellers’ Disclosure Schedule, (i) (A) there are no commenced or, to the Knowledge of Sellers, planned public improvements related to the Owned Real Estate that may result in special assessments for which the owner of such Real Estate would be responsible, and (B) to the Knowledge of the Sellers, there are no commenced or planned public improvements related to the Other Real Estate that may result in special assessments for which the lessee of such Real Estate would be responsible; (ii) there is, to the Knowledge of Sellers, no planned condemnation or similar action or material change in any zoning or building ordinance materially and adversely affecting the Real Estate, (iii) to the Knowledge of the Sellers, the Real Estate is not in violation of any zoning law or use or occupancy restriction and (iv) (A) no part of the Owned Real Estate is located within a flood plain or lakeshore erosion hazard area and (B) to the Knowledge of Sellers, no part of the Other

Real Estate is located within a flood plain or lakeshore erosion hazard area. No Schaefer Company has received any notice requiring material repairs, alterations or correction of any existing conditions of the Real Estate that have not been addressed. No Schaefer Company leases any real property, has options to purchase or lease real property or owns any real property interest therein other than the Real Estate.

(b) The Sellers have furnished or made available to the Purchaser true, correct and complete copies of all (i) title reports, if any, (ii) surveys, if any and (iii) deeds (as recorded), title holding or trust agreements under which any of the Real Estate have been conveyed to the Sellers.

(c) With respect to each parcel of Owned Real Estate:

(i) the Schaefer Companies are in compliance with all applicable zoning laws, deed restrictions and building codes, except for non-compliance which would not materially interfere with the present use of such Real Estate. To the Knowledge of Sellers, if any building or improvement located on any parcel of such Real Estate is damaged or destroyed, the Purchaser or the Schaefer Companies (as the case may be) would have the unconditional right under applicable existing zoning laws to rebuild such building or improvement;

(ii) the Schaefer Companies have all permits, licenses and approvals with respect to the ownership and the current use and occupancy of such Real Estate, other than those the lack of which would not materially interfere with the present use of such Real Estate (for purposes of this Section 3.12, individually, a “Real Estate Permit” and collectively, “Real Estate Permits”). All such Real Estate Permits are set forth on Part 3.12(c)(ii) of the Sellers’ Disclosure Schedule and are in full force and effect. The current use and occupancy of such Real Estate does not violate any such Real Estate Permits, and no Proceeding is pending or, to the Knowledge of the Sellers, threatened, to revoke, suspend, modify or limit any such Real Estate Permits. No such Real Estate Permits will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby;

(iii) except as disclosed on Part 3.12(c)(iii) of the Sellers’ Disclosure Schedule, there are no defects with respect to any such Real Estate which would impair, in any material respect, the operation of the business of the Schaefer Companies or the day-to-day use of such Real Estate or which would subject the Schaefer Companies to any liability under applicable law;

(iv) all buildings, structures, improvements, fixtures, building systems and equipment, pipelines, gathering systems, pumping systems, compression systems, and all components thereof (for purposes of this Section 3.12, the “Improvements”) are in good condition and repair, subject to normal wear and tear, and are usable in the ordinary course of business and, except as disclosed on Part 3.12(c)(iv) of the Sellers’ Disclosure Schedule, do not contain asbestos or other Hazardous Substances. To the Knowledge of the Sellers, there are no structural deficiencies affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Schaefer Companies therein. All of the Improvements lie wholly within the boundaries of such Real Estate and do not encroach upon the property of, or otherwise conflict with, the property rights of any other Persons; and

(v) all facilities located on such Real Estate are supplied with utilities and other services necessary for the operation of such Real Estate as presently operated.

(d) With respect to each parcel of Other Real Estate, to the Knowledge of Sellers:

(i) the Schaefer Companies are in compliance with all applicable zoning laws, deed restrictions and building codes, except for non-compliance which would not materially interfere with the present use of such Real Estate. If any building or improvement located on any parcel of such Real Estate is damaged or destroyed, the Purchaser or the Schaefer Companies (as the case may be) would have the unconditional right under applicable existing zoning laws to rebuild such building or improvement;

(ii) the Schaefer Companies have all Real Estate Permits, other than those the lack of which would not materially interfere with the present use of such Real Estate. All such Real Estate Permits are set forth on Part 3.12(d)(ii) of the Sellers’ Disclosure Schedule and are in full force and effect. The current use and occupancy of such Real Estate does not violate any such Real Estate Permits, and no Proceeding is pending or threatened, to revoke, suspend, modify or limit any such Real Estate Permits. No such Real Estate Permits will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby;

(iii) there are no defects with respect to any such Real Estate which would impair, in any material respect, the operation of the business of the Schaefer Companies or the day-to-day use of such Real Estate or which would subject the Schaefer Companies to any liability under applicable law;

(iv) all Improvements are in good condition and repair, subject to normal wear and tear, and are usable in the ordinary course of business and do not contain asbestos or other Hazardous Substances. There are no structural deficiencies affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Schaefer Companies therein. All of the Improvements lie wholly within the boundaries of such Real Estate and do not encroach upon the property of, or otherwise conflict with, the property rights of any other Persons; and

(v) all facilities located on such Real Estate are supplied with utilities and other services necessary for the operation of such Real Estate as presently operated.

(e) Except as disclosed on Part 3.12(e) of the Sellers’ Disclosure Schedule, there are no restrictions of any nature on the ability of the Schaefer Companies to assign and transfer their interests in the Real Estate to the Purchaser (or its designee) by operation by law and there are no consents of third parties necessary for such assignment or transfer.

3.13 Taxes.

(a) The Schaefer Companies (i) have timely filed or has caused to be timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them as of the date of this Agreement for all periods ended on or prior to the Closing Date and (ii) have paid or have caused to be paid all Taxes (whether or not shown on any Tax Returns). All Tax Returns filed by the Schaefer Companies are correct and complete in all material respects. All Taxes relating to either of the Schaefer Companies that either is required by Law to withhold or collect for all periods ending on or prior to the Closing Date have been withheld or collected and have been paid over to the proper authorities to the extent due and payable.

(b) Neither of the Schaefer Companies is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has either Schaefer Company received any written notices from any taxing authority that such an audit or examination is contemplated or pending. There is no material dispute or claim concerning any Tax liability of the Schaefer Companies claimed or raised by any tax authority in writing.

(c) Neither of the Schaefer Companies (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of either Schaefer Company that has not expired or (ii) is presently contesting any material Tax liability of either Schaefer Company before any Governmental Authority.

(d) As of the Closing Date, neither of the Schaefer Companies has received written notification from a Tax authority that threatens a Proceeding for collection of Taxes that could subject either Schaefer Company to any liability for such Taxes, except for Taxes properly recorded on the Financial Statements.

(e) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of either Schaefer Company.

(f) Neither Schaefer Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state or local Tax law).

(g) Neither Schaefer Company is a party to or bound by any Tax allocation or sharing agreement.

(h) Neither Schaefer Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any Person (other than any Schaefer Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract, or otherwise. For purposes of this Section 3.13, the term “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

(i) The unpaid Taxes of the Schaefer Companies (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Schaefer Companies in filing their Tax Returns.

3.14 Contracts and Commitments.

(a) Part 3.14(a) of the Sellers’ Disclosure Schedule sets forth a list of the following Contracts to which either of the Schaefer Companies is a party (collectively, the “Material Contracts”): (i) a material agreement with any senior executive that is not cancelable by Equipment Co. on notice of not longer than thirty (30) days and without liability, penalty or premium; (ii) a lease of personal property involving consideration or other expenditure in excess of One Hundred Thousand Dollars ($100,000) per annum; (iii) except for purchase or sale orders for the purchase of materials or supplies or customer contracts entered into in the ordinary course of business, an agreement involving payment or other expenditure of more than One Hundred Thousand Dollars ($100,000) in the aggregate that is not cancelable on less than 12 months’ notice; (iv) an agreement providing for the disposition of a material asset, other than in the ordinary course of business; (v) an agreement which provides for severance benefits upon termination of employment; (vi) a material agreement with a sales representative, dealer or distributor; (vii) a material license agreement; (viii) a material agreement under which Equipment Co. is indebted for borrowed money; and (ix) an agreement with a customer of Equipment Co.

(b) Neither of the Schaefer Companies is and, to the Knowledge of Sellers, none of the other parties to each Material Contract is, in breach, violation of or default under any provision of any Material Contract. Each Material Contract is in full force and effect and represents a valid and binding obligation of such Schaefer Company party thereto and, to the Knowledge of Sellers, each other party thereto. To the Knowledge of the Sellers, no event has occurred or circumstance exists that would give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify such Material Contract.

(c) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to either Schaefer Company under current or completed Material Contracts with any Person, and no such Person has made demand (written or otherwise) for such renegotiation.

(d) The Material Contracts relating to the sale, design or provision of products or services by the Schaefer Companies have been entered into in the ordinary course of business consistent with past practice and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

(e) None of the Sellers has or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Material Contract that relates to the business of, or any of the assets owned or used by, either Schaefer Company and (ii) to the Knowledge of the Sellers, no shareholder, officer, director, agent, employee, consultant or contractor of either Schaefer Company is bound by any Material Contract (other than those certain Wabtec Corporation Employee Non-Competition and Confidentiality Agreements referred to in Section 5.1(m) hereof) that purports to limit the ability of such shareholder, officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of either Schaefer Company or (B) assign to either Schaefer Company or to any other Person any rights to any invention, improvement, or discovery.

3.15 Intellectual Property. Part 3.15 of the Sellers’ Disclosure Schedule lists all patents, trademarks, trade names, trade dress, trade secrets, service marks, copyrights and licenses thereof used or owned by the Schaefer Companies and all pending applications therefor (collectively, the “Intellectual Property”), all of which are free and clear of any material adverse claims or interests. The Schaefer Companies own or have the right to use all items of Intellectual Property. To Sellers’ Knowledge, the Schaefer Companies’ use of the Intellectual Property does not infringe, and there exists no reasonable basis for any claim of infringement, of any patents, trademarks, trade names, service marks, or copyrights of others. There are no pending claims or litigation and, to Sellers’ Knowledge, there are no inquiries or investigations challenging or threatening to challenge the Schaefer Companies’ right, title and interest with respect to its continued use and right to preclude others from using any such Intellectual Property. To Sellers’ Knowledge, no other person is infringing on the Intellectual Property.

3.16 Environmental Matters.

(a) The Sellers have delivered to Purchaser true and correct copies of all environmental reports and assessments with respect to any real property, including without limitation all O&G Properties, now or previously owned, leased or operated by either Schaefer Company.

(b) Except as set forth on Part 3.16 of the Sellers’ Disclosure Schedule, as of the Closing Date:

(i)(A) each Schaefer Company has at all times operated in material compliance with all applicable Environmental Laws with respect to any and all real property (other than the O&G Properties) now or previously owned, leased or operated by either of the Schaefer Companies, and (B) to the Knowledge of Sellers, each Schaefer Company has at all times operated in material compliance with all applicable Environmental Laws with respect to the O&G Properties now or previously owned, leased or operated by either of the Schaefer Companies;

(ii)(A) no Schaefer Company has received any notice from a Governmental Authority alleging that either Schaefer Company is not in compliance with applicable Environmental Laws with respect to any and all real property (other than the O&G Properties) now or previously owned, leased or operated by either of the Schaefer Companies, and (B) to the Knowledge of Sellers, no Schaefer Company has received any notice from a Governmental Authority alleging that either Schaefer Company is not in compliance with applicable Environmental Laws with respect to the O&G Properties now or previously owned, leased or operated by either of the Schaefer Companies;

(iii) all licenses and permits currently held by the Schaefer Companies pursuant to Environmental Laws in effect as of the Closing Date are identified on Part 3.16(b)(iii) of the Sellers’ Disclosure Schedule, and each of the Schaefer Companies is in compliance in all material respects with such licenses and permits;

(iv) there is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against either of the Schaefer Companies with respect to any real property, including without limitation the O&G Properties, now or previously owned, leased or operated by either of the Schaefer Companies;

(v)(A) there are no Hazardous Substances or underground storage tanks in, on or under any real property (other than the O&G Properties) now or previously owned, leased or operated by either of the Schaefer Companies as of the Closing Date, and (B) to the Knowledge of Sellers, there are no Hazardous Substances or underground storage tanks in, on or under the O&G Properties now or previously owned, leased or operated by either of the Schaefer Companies as of the Closing Date, except (with respect to both (A) and (B) above) those that are both (i) in material compliance with all applicable Environmental Laws and environmental permits and (ii) disclosed on Part 3.16(b)(v) of the Sellers’ Disclosure Schedule;

(vi) to the Knowledge of Sellers, there have been and are currently no releases or threatened releases of Hazardous Substances for which either of the Schaefer Companies has had or could have any material liability under any applicable Environmental Law at any real property, including, without limitation, all O&G Properties formerly used, owned, operated or leased by either of the Schafer Companies; or

(vii) to the Knowledge of Sellers, there are no Hazardous Substances or contaminants located in, on, at, upon or under any surface soil, subsurface soil, surface water, groundwater, building material or any other media of any form or type at, in, on, under or from the O&G Properties, including but not limited to ground water contamination, brine ponds (if any) used to hold well liquids and/or surface contamination from or by oil removed from the wells.

3.17 Transactions with Affiliates. Except as contemplated by this Agreement, neither Schaefer Company is a party to any Contract with any Seller or its Representatives.

3.18 Benefit Plans.

(a) Except for the Existing Plans set forth on Part 3.18(a) of the Sellers’ Disclosure Schedule, neither Schaefer Company maintains any other Benefit Plan. Sellers have made available to Purchaser true, complete and accurate copies of each of the Existing Plans, together with copies of any summary plan description thereof and, as applicable, copies of the current plan determination letters and most recent Form 5500 series form filed with respect to each such Existing Plan and most recent trustee or custodian report.

(b) No Existing Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA, nor a “multiple employer welfare arrangement” as that term is defined in Section 3(40) of ERISA, nor a defined benefit plan subject to Title IV of ERISA.

(c) Except as set forth on Part 3.18(c) of the Seller’s Disclosure Schedule, each Existing Plan that is an ERISA governed plan (as defined in Sections 3 (1), (2), (3), (37) and (40) of ERISA), is in compliance with all applicable provisions of ERISA and the regulations issued thereunder, and all Existing Plans are in compliance with all other applicable laws, and, in all material respects, have been administered, operated and managed in accordance with the governing documents. All Existing Plans that are intended to qualify (for purposes of this Section 3.18, the “Qualified Plans”) under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All Existing Plan reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, audits or tax returns) have been timely filed or distributed.

As to the items set forth on Part 3.18(c) of the Sellers’ Disclosure Schedule concerning the Schaefer 401(k) Plan (the “401(k) Plan”) and its violations of the of the Average Deferral Percentage (“ADP”) test which may have occurred between January 1, 2000 and January 1, 2006 (“ADP Violations”), on or before the Closing Date Sellers or the Schaefer Companies:

(i) have made all applicable corrections resulting from the ADP violations in accordance with the applicable provisions of the Employee Plan Compliance Resolution System (“EPCRS”) as set forth in Revenue Procedure 2006-27; and

(ii) have filed, to the extent required, the applicable Federal excise tax return and paid the ten percent (10% ) excise tax required under Code Section 4979, including all applicable penalties and interest, resulting from the ADP violations ; and

(iii) have issued any required Federal Forms 1099 and/or other Federal income tax forms, including filing with the Internal Revenue Service as necessary; and

(iv) have provided Buyer with evidence of such EPCRS required corrections and payment of the applicable excise tax required under Code Section 4979.

If items (i), (ii), (iii) and (iv) above are not satisfied prior to the Closing Date, Sellers covenant and agree that they shall , within thirty days after the Closing Date, take any and all actions required or requested by Buyer necessary to effectuate such EPCRS corrections as to the ADP violations and, as necessary, filing of the applicable Federal excise tax return and payment of the excise tax, including interest and penalties and issuance and filing of the applicable Forms 1099. Sellers further agree to indemnify Buyer for all costs associated with correction of the ADP failure (including but not limited to 401(k) Plan contributions, excise taxes, interest, penalties, legal fees, administration fees and accounting fees) incurred by the Buyer or the 401(k) Plan in connection with such ADP corrections without regard to the provisions of Section 9.3(d)(i) hereof. The provisions of this Section 3.18(c) are in addition to those indemnification obligations of Sellers set forth in Section 9.3(a) and (b) hereof.

As to the items set forth on Part 3.18(c) of the Sellers’ Disclosure Schedule concerning the Schaefer Post-Retirement Health Benefit Plan and the Schaefer Post-Retirement Life Insurance Plan (collectively referred to as the “Retiree Plans”), each and every employee, former employee and/or retiree of either Schaefer Company who is, as of the date of Closing eligible to currently receive or in the future receive a benefits under either Retiree Plan is scheduled on Part 3.18(j) of the Sellers’ Disclosure Schedule, and effective as of December 31, 2003 participation into the Retiree Plans has been frozen. To Sellers’ knowledge, Seller has made no written or oral representations which would prohibit the Schaefer Companies, or either of them or their successors or assigns, Buyer from amending or terminating either of the Retiree Plans at any time as to all current or future participants in the Retiree Plans.

(d) None of (i) the Sellers, (ii) any Existing Plan or (iii) either Schaefer Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA.

(e) There have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any Existing Plan which was not properly reported.

(f) There have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan since October 31, 2000 without notice to and approval by the Internal Revenue Service, and as applicable the PBGC and the Schaefer Companies have not incurred liability under Section 4062 of ERISA.

(g) Except as set forth on Part 3.18(g) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or payment of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of the Schaefer Companies.

(h) With respect to each Existing Plan, all contributions (including employee salary reduction contributions) and all material insurance premiums that have become due have been paid, and any such expense accrued but not yet due has been properly reflected in the Interim Financial Statements. Except as reflected in the Interim Financial Statements, there is no liability relating to any Benefit Plan that could have a Material Adverse Effect.

(i) The Interim Financial Statements reflect the approximate total pension, medical and other benefit expense for all Existing Plans, and no material funding changes or irregularities are reflected thereon which would cause such Interim Financial Statements to be not representative of most prior periods.

(j) Except as set forth on Part 3.18(j) of the Sellers’ Disclosure Schedule, neither Schaefer Company has any current or future obligations to provide retiree health and retiree life insurance and unfunded death benefits, whether under a Benefit Plan or employment agreement, for current employees, former employees or directors (or the beneficiaries of any current or former employees or directors).

(k) As of the Closing Date, the sole trustees under the Trust are David J. Kostolansky, David A. Rubino and Barry L. Anderson, and no other individuals are authorized or required to act on behalf of the Trust.

3.19 Labor Matters.

(a) Neither Schaefer Company is a party to or bound by any collective bargaining agreements or other union contracts. Within the last three (3) years, no Schaefer Company has experienced any material labor disputes, union organization attempts or work stoppages due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending or, to Sellers’ Knowledge, threatened against any of the Schaefer Companies.

(b) No Schaefer Company is bound by any Order, settlement or attempt to organize a collective bargaining unit. Sellers have no Knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against either of the Schaefer Companies or any set of facts which would reasonably be expected to constitute a basis for such an action.

3.20 Undisclosed Liabilities. To the Knowledge of the Sellers, none of the Schaefer Companies has any liability or obligation of the type required to be set forth on their respective balance sheets (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any such liability or obligation), except for (i) liabilities or obligations set forth on the face of the Reference Balance Sheet, Interim Balance Sheet or referenced in the notes thereto, and (ii) liabilities or obligations which have arisen after July 31, 2006 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.21 Product Warranties; Customers.

(a) Since December 31, 2005, no warranty claim has been paid by any Schaefer Company in excess of $50,000. There are no pending claims against either Schaefer Company with respect to any warranty applicable to products of such Schaefer Company and, to the Knowledge of Sellers, there is no such claim threatened.

(b) Part 3.21(b) of the Sellers’ Disclosure Schedule sets forth (i) the names and addresses of all customers of each Schaefer Company that ordered goods and services with an aggregate value for each such customer of $50,000 annually or more since December 31,

2003 and (ii) the amount for which each such customer was invoiced during such period. To the Knowledge of the Sellers, and neither Schaefer Company has received any notice (written or otherwise), that any of its customers has terminated or will terminate or has substantially reduced or will substantially reduce its use of products, goods or services of the Schaefer Company, except for such terminations or reduction as would not have a Material Adverse Effect. To the Knowledge of the Sellers, no customer has otherwise threatened to take any action described in the preceding sentence.

3.22 Insurance. Part 3.22 of the Sellers’ Disclosure Schedule contains a list of all the insurance coverage (including without limitation all general liability insurance coverage) maintained by or issued to the Schaefer Companies, including the name of the issuer, the policy number, the policy period, limits of liability and any self-insured retentions or deductibles that may apply, and such insurance coverage is in full force and effect with respect to the business of the Schaefer Companies. All premiums on policies due to the Closing Date have been paid, and no notice has been received that any such insurance is in default, will be canceled or not renewed and the Company is otherwise in material compliance with the terms of such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth in Part 3.22 of the Sellers’ Disclosure Schedule, the Sellers have no Knowledge of any threatened early termination of, or material premium increase with respect to, any such policies. Part 3.22 of the Sellers’ Disclosure Schedule contains a list of all agreements pursuant to which either of the Schaefer Companies has agreed to provide third parties with status as an insured or an additional insured under any insurance policy issued to such Schaefer Company. Part 3.22 of the Sellers’ Disclosure Schedule contains a list of all agreements pursuant to which a third party has agreed to provide either of the Schaefer Companies with status as an insured or an additional insured under any insurance policy issued to such third party.

3.23 Books and Records. The books of account, minute books, stock record books and other records of each of the Schaefer Companies, all of which have been made available to the Purchaser, are complete and correct in a material respects and have been maintained in accordance with (i) industry practices standard in the business in which such Schaefer Company is engaged and (ii) its Organizational Documents. The minute books of the Schaefer Companies contain accurate and complete records of all meetings held of and corporate action taken by, the shareholders, the boards of directors (or similar governing body) and committees of the boards of directors of the Schaefer Companies, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books, other than the meeting of the boards of directors of the Schaefer Companies held on or about September 14, 2006, which minutes the Sellers shall promptly provide subsequent to Closing. At the Closing, all of the books and records of the Schaefer Companies will be in the possession of the respective Schaefer Companies.

3.24 Accounts Receivable. All accounts receivable of the Schaefer Companies that are reflected on the Interim Balance Sheet or on the accounting records of the Schaefer Companies as of the Closing Date (for purposes of this Section 3.24, collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.

Part 3.24 of the Sellers’ Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. The Accounts Receivable are current and collectible net of the respective reserves shown on the Interim Balance Sheet or accounting records of the Schaefer Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date then the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, none of the Accounts Receivable as of the Closing Date have been outstanding for greater than 120 days. To the Knowledge of the Sellers, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount of validity of such Accounts Receivable.

3.25 Inventory. All Inventory of the Schaefer Companies, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Reference Balance Sheet or the Interim Balance Sheet or on the accounting records of the Schaefer Companies as of the Closing Date, as the case may be. All Inventory not written off has been priced at the lower of cost or market on a LIFO basis. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Schaefer Companies.

3.26 Computer Systems.

(a) The computer systems (and each part of each of them) used by the Schaefer Companies (for purposes of this Section 3.26, the “Computer Systems”) have functioned without any material failures since being installed (except for pre-planned maintenance shut downs and additional development periods).

(b) To the Knowledge of the Sellers, the data storage and transmittal capability, functionality and performance of the Computer Systems as a whole are reasonably satisfactory for the business of the Schaefer Companies.

(c) The Computer Systems are either owned by or properly licensed or leased to a Schaefer Company and, with respect to licensed or leased software and Computer Systems, the Schaefer Companies shall be entitled to use such software and Computer Systems on the same terms as prior to the consummation of the transactions contemplated herein.

(d) Each of the Schaefer Companies has taken commercially reasonable precautions to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems, including, without limitation, the detection and remediation of viruses and bugs.

(e) To the Knowledge of the Sellers, the Computer Systems do not contain third party software or systems which are not available from third party suppliers on arms length commercial terms.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, EQUIPMENT CO. OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

To the extent that any of the Named Representatives has actual knowledge as of the Closing Date of a breach of any of Sellers’ representations or warranties set forth in this Agreement based upon his or her due diligence review of the Schaefer Companies and Purchaser elects to close the transaction notwithstanding such knowledge, Purchaser shall be deemed to have waived such breach of a representation or warranty.

4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER. Purchaser represents and warrants to Sellers as follows:

4.1 Organizational Matters.

(a) Organization; Power. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization; Validity. Purchaser has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to be executed by Purchaser pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Purchaser. No further act or proceeding on the part of Purchaser is necessary to authorize this Agreement or the Ancillary Agreements to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or affecting creditors’ rights generally and enforcement of this Agreement, including among other things the remedy of specific performance and injunctive or other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any action, hearing or similar proceeding therefor may be brought. The execution and delivery of this Agreement and the related Ancillary Agreements and the consummation of the transactions contemplated hereby will not violate or conflict with any Law, order, writ, injunction, judgment, arbitration award or decree to which Purchaser is bound except for violations, defaults or conflicts which would not have a Material Adverse Effect.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements, the purchase of the Shares and the consummation of the transactions contemplated hereby will not: (i) violate any provisions of the Organizational Documents of Purchaser; (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, any material contract to which Purchaser is a party or by which Purchaser is bound, or (iii) violate or conflict with any Law, Order or other restriction of any kind or character to which Purchaser is subject or by which Purchaser is bound.

4.2 Consents. Except as set forth on Part 4.2 of the Purchaser Disclosure Schedule, no notice to or Consent or Order of any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

4.3 Litigation. Except as set forth on Part 4.3 of the Purchaser Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser which questions the legality, validity or propriety of the transactions contemplated by this Agreement or otherwise would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.4 Financing. Purchaser has cash reserves or committed financing sufficient to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

4.5 Investment Representation. Purchaser is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any public distribution of the Shares in violation of any federal or state securities laws. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.6 Disclosure. To the Purchaser’s Knowledge, the Purchaser has had full access to the Schaefer Companies’ officers, directors, employees, records, physical plants and facilities to the extent the Purchaser has deemed necessary to enable the Purchaser to evaluate the transaction contemplated hereby. The Purchaser has notified Sellers in writing of any breach or default by Sellers under this Agreement of which the Named Representatives had actual knowledge prior to the Closing Date.

4.7 No Knowledge of Misrepresentations or Omissions. Except as notice has been provided under Section 4.6, the Named Representatives have no actual knowledge of any breach of this Agreement by Sellers as of the Closing Date.

5. CLOSING.

5.1 Sellers’ Deliveries. Sellers shall deliver to Purchaser at or prior to Closing the following:

(a) at least ten (10) days prior to the Closing Date a commitment (the “Title Commitment”) for an ALTA owner’s policy of title insurance, issued by Chicago Title Insurance Company (for purposes of this Section 5.2, the “Title Company”), in an amount not less than $5,500,000 (without deduction for any applicable transfer fees), committing the Title Company to insure the Schaefer Companies’ fee ownership interest in the Owned Real Estate, and accompanied by legible copies of all underlying documents noted in the Title Commitment, which Title Commitment shall be satisfactory in all respects to Purchaser.

(b) certificate(s) representing the Shares, duly endorsed in blank by Sellers or accompanied by stock powers duly endorsed in blank;

(c) certificates of status with respect to the Company, issued by the Wisconsin Department of Financial Institutions, dated no earlier than 15 days prior to the Closing Date;

(d) certificates of status with respect to Equipment Co., issued by the Secretary of State of Ohio, dated no earlier than 15 days prior to the Closing Date;

(e) [reserved];

(f)(A) certificates from each Seller which is not a natural person, dated as of the Closing Date and signed on its behalf by its secretary or assistant secretary (or other comparable agent or representative), certifying the (i) the names, true signatures and incumbency of its officers, (ii) adoption of resolutions of such Seller’s board of directors (or other governing body) authorizing such Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements and (to the extent applicable) (iii) termination of the agreements referred to in subsection (j) below and (B) certificate of the Company as to the incumbency of the Trustees under the Schaefer 401(k) Plan;

(g) written resignations of all directors and officers of the Company and its Subsidiaries;

(h) the written resignation of David J. Kostolansky as employee of the Equipment Co.;

(i) opinions of counsel to the Company and the Sellers in form and substance satisfactory to Purchaser;

(j) each of the Schafer Companies shall have terminated any and all agreements between (i)(A) any and all Sellers or (B) any former shareholders of a Schaefer Company and (ii) such Schaefer Company, including without limitation the Bonus Plan; provided, however, that any agreements or provisions thereof by which a Schaefer Company is required to indemnify, defend or hold harmless any officer or director of such Schaefer Company in respect of his or her services as such shall terminate in accordance with their terms;

(k) from each beneficiary of the Bonus Plan, an executed release in form and substance satisfactory to Purchaser (the “Bonus Plan Releases”);

(l) the Escrow Agreement duly executed by the Sellers’ Agent; and

(m) the Wabtec Corporation Employee Non-Competition and Confidentiality Agreements executed by each of Barry L. Anderson, Philip D. Oswald, Richard J. Barnhart and David A. Rubino.

5.2. Purchaser’s Deliveries. Purchaser shall deliver to Sellers at or prior to Closing the following:

(a) certificate from Purchaser dated as of the Closing Date and signed on its behalf by its secretary or assistant secretary (or other comparable agent or representative), certifying the (i) the names, true signatures and incumbency of its officers, and (ii) adoption of resolutions of Purchaser’s board of directors authorizing Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements

(b) the Closing Payment as provided in Section 2.3 of this Agreement;

(c) a Certificate of Good Standing with respect to Purchaser issued by the Secretary of State of the State of Delaware dated no earlier than 15 days prior to the Closing Date;

(d) the Consents identified in Part 4.2 of the Purchaser Disclosure Letter; and

(e) the Escrow Agreement duly executed by Purchaser and Escrow Agent.

6. TAX MATTERS.

6.1 Allocation of Tax Liabilities; Indemnification.

(a) Sellers shall, jointly and severally, be liable for and shall hold Purchaser harmless against any liability for Taxes of the Sellers, the Company or the Equipment Co. for any taxable year or other taxable period that begins before the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date (a “Straddle Period”), that part of the taxable year or other taxable period that begins before the Closing Date. Purchaser shall be liable for and shall hold Sellers harmless against any liability for Taxes of Purchaser, the Company and the Equipment Co. for any taxable year or other taxable period that begins after the Closing Date and, in the case of a Straddle Period, that part of the taxable year or other taxable period that begins after the Closing Date. The provisions of this Section 6.1(a) are in addition to those indemnification obligations of Purchaser set forth in Section 9.2(a) and of Sellers set forth in Section 9.3(a) and (b) hereof.

(b) Whenever it is necessary for purposes of this Section 6.1 to determine the liability for Taxes for a Straddle Period, the determination shall be made by assuming a taxable year or other period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

(c) Each Party shall promptly notify the other Party in writing upon receipt by such Party of notice of any pending or threatened audits or assessments relating to Taxes for which such other Party would be required to indemnify pursuant to this Agreement

(d) Sellers shall have the sole right to represent the Sellers’, the Company’s and the Equipment Co.’s interest in any audit or administrative or court proceeding relating to any such Tax that the Sellers are required to indemnify pursuant to this Agreement except for a Straddle Period and to employ counsel of their choice at their sole expense. Purchaser shall have the sole right to represent the Purchaser’s, the Company’s and the Equipment Co.’s interest in any audit or administrative or court proceeding relating to any such Tax that the Purchasers are required to indemnify pursuant to this Agreement including a Straddle Period and to employ counsel of its choice at its sole expense. Notwithstanding the foregoing, a Party shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for such Taxes that would materially adversely affect the liability of the other Party for such Taxes without the prior written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If Sellers elect not to assume the defense of any claim for such Taxes which may be the subject of indemnification by Sellers pursuant to this Agreement or with respect to a Straddle Period, Sellers shall be entitled to participate in such defense at their sole expense. Neither Purchaser nor the Company nor the Equipment Co. may agree to settle any claim for such Taxes that may be the subject of indemnification by Sellers under this Agreement without the prior written consent of Sellers’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2 Returns and Reports.

(a) Sellers’ Agent shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Equipment Co. for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Purchaser shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Equipment Co. for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns, subject to Section 6.1(a) above with respect to Straddle Periods.

(b) With respect to any such Tax Return for a Straddle Period, a copy of such Tax Return shall be provided to Sellers’ Agent within 30 calendar days prior to the due date (including extensions) for the filing thereof, and Sellers’ Agent shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Return to the extent it relates to the portion of the period ending on the Closing Date. Sellers’ Agent shall promptly pay to Purchaser the amount of Taxes attributable to such period (as determined pursuant to Section 6.1(b) above) at the time such Tax Return is filed.

6.3 Cooperation; Access to Records. After the Closing Date, Sellers and Purchaser shall:

(a) assist (and cause their respective affiliates to assist) the other Party in preparing any Tax Returns or reports which such other Party is responsible for preparing and filing in accordance with Section 6.2;

(b) cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns covered in this Article 6;

(c) make available to the other Party and to any taxing authority as reasonably requested all applicable records, documents, accounting data and other information relating to Taxes and Tax Returns covered in this Article 6;

(d) furnish the other Party with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period for which the other Party may have a liability under Section 6.1; and

(e) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article 6.

6.4 Refunds. Any refunds (including interest thereon) of Taxes paid or indemnified by Sellers pursuant to this Agreement or for which a reserve was included on the Reference Balance Sheet shall be for the account of Sellers. Any refunds (including interest thereon) of Taxes paid or indemnified by Purchaser pursuant to this Agreement (other than those for which a reserve was included on the Reference Balance Sheet) shall be for the account of Purchaser. Purchaser agrees to assign and promptly remit (and to cause the Company and the Equipment Co. to assign and promptly remit) to Sellers’ Agent all refunds (including interest thereon) of Taxes which any Seller is entitled to hereunder and which are received by Purchaser or any of its affiliates. Sellers agree to assign and promptly remit to Purchaser all refunds (including interest thereon) of Taxes which Purchaser is entitled to hereunder and which are received by any Seller or any of its affiliates.

6.5 Disputes. If Purchaser and Sellers’ Agent cannot agree on any calculation required to be made under this Article 6, Purchaser and Sellers’ Agent shall direct the Unrelated Accountant to make such calculation as promptly as practicable, but in any event not later than 30 calendar days after such direction, and to deliver a written notice to each of Purchaser and Sellers’ Agent setting forth the results of such calculation. The results of such calculation as made by the Unrelated Accountant shall be final and binding, and the fees and expenses of the Unrelated Accountant shall be paid 50% by Purchaser and 50% by Sellers.

6.6 Price Adjustment. Purchaser and Sellers agree that any payment made under this Article 6 will be treated by the Parties on its Tax Returns as an adjustment to the Purchase Price.

6.7 Survival; Indemnification. Any amounts owed to Purchaser pursuant to this Article 6 shall be subject to the provisions of Article 9 hereof.

7. COVENANTS OF PURCHASER AND SELLERS.

7.1 Access to Books and Records. Purchaser hereby covenants and agrees to maintain in a reasonably accessible place, during the three (3) year period after the Closing, the books and records made available by Sellers hereunder relating to the Company or Equipment Co. and to provide copies of such books and records to Sellers or their representatives upon request, for any reasonable purpose, at Sellers’ expense.

7.2 Reporting Assistance. Purchaser agrees to cooperate with Sellers in preparing information for various authorities after the Closing Date. This information includes, but is not limited to, accounting and tax workbooks, responses to audit requests and other filings with tax authorities. Sellers agree to provide the same reporting assistance to Purchaser.

7.3 Insurance Policies; Employee Benefits . Sellers agree to cooperate with and assist Purchaser with any and all efforts to obtain copies of (i) insurance policies previously issued to the Schaefer Companies, (ii) employee benefit plans previously adopted by the Schaefer Companies and/or (iii) information regarding the terms and conditions of such insurance policies or employee benefit plans.

8. MUTUAL COVENANTS AND WARRANTIES.

8.1 Publicity. No public announcement or other publicity regarding the transactions referred to herein shall be made by any Party hereto without the prior written approval of all Parties hereto as to form, timing and manner of distribution or publication, except to the extent otherwise required by Law on written advice of counsel. Unless such disclosure is required by applicable Law, no press release or public communication shall disclose the Purchase Price.

8.2 Brokerage. Sellers and Purchaser respectively warrant to each other, as to the warranting Party’s conduct and commitments, that no Person provided services as a broker, agent or finder in connection with the transactions contemplated hereby, other than Cleary Gull Inc. which provided investment banking and business brokerage services to Sellers, the Company and Equipment Co. Sellers and Purchaser shall respectively indemnify the other Party for any claim asserted by any other Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated hereby.

8.3 Other Documents. Each party agrees to deliver such other documents as the other party may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9. SURVIVAL; INDEMNIFICATION.

9.1 Survival.

(a) Each and every agreement and covenant (other than those set forth in Articles 6, 9, 10, 12 and 13 hereof) made by the Sellers or Purchaser in this Agreement, in any exhibits or schedules to this Agreement, or in any Disclosure Schedules, Ancillary Agreements, or instruments of transfer delivered hereunder shall survive the Closing for a period of thirty-six (36) months after the Closing Date and thereafter be of no further force and effect. Except as otherwise set forth in this Section 9.1, each and every representation and warranty made by the Sellers or Purchaser in this Agreement, in any exhibits or schedules to this Agreement, or in the Sellers’ Disclosure Schedules, Ancillary Agreements, or instruments of transfer delivered hereunder (other than those in Sections 3.1, 3.2, 3.3, 3.11(a), 3.12(a), 3.13 or 3.16 or Article 6) shall terminate on the date that is eighteen (18) months after the Closing Date and thereafter be of no further force or effect; provided, that (i) a claim pursuant to this Article 9 under Section 3.1, 3.2 or 3.3 may be made at any time; (ii) a claim made pursuant to this Article 9 under Section 3.13 or Article 6 may be made at any time prior to the expiration of the applicable statute of limitations and (iii) a claim made pursuant to this Article 9 under Sections 3.11(a), 3.12(a) or 3.16 may be made at any time prior to the third anniversary of the Closing Date (the date on which any covenant, agreement, representation or warranty terminates in accordance with this Article 9 being referred to herein as the “Cut-off Date” for such covenant, agreement, representation or warranty).

(b) [Reserved]

(c) Any representation, warranty, covenant or agreement that would otherwise terminate at the Cut-off Date with respect thereto shall survive if the notice referred to in Section 9.2(b) or Section 9.3(c), as the case may be, of the breach, inaccuracy, default or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the Party against whom indemnification may be sought.

9.2 Indemnification by Purchaser.

(a) From and after the Closing Date, Purchaser shall indemnify and hold Sellers, and each of them, harmless from and against any and all Losses incurred or sustained by, or imposed upon, Sellers, or any of them, with respect to or by reason of (i) any breach of any representation or warranty made by Purchaser in Section 4 of this Agreement at and as of the Closing Date (or at and as of such different date or period specified in such representation or warranty), (ii) any breach by Purchaser of any of its agreements or covenants contained in this Agreement or (iii) any fact, event or circumstance occurring after the Closing Date that would give rise to or result in a Third Party Claim against the Sellers.

(b) Maximum Amount of Purchaser’s Indemnification. In no event shall the aggregate liability of the Purchaser with respect to all of Seller’s claims for indemnification under this Section 9.2 (other than those based upon breaches of Section 4.1, Article 6 or claims based upon fraud) exceed, in the aggregate, Five Million Dollars ($5,000,000.00).

(c) Notwithstanding anything to the contrary in this Agreement, Sellers shall not be entitled to indemnification under Section 9.2(a) with respect to any claim for indemnification thereunder, unless any Seller or Sellers’ Agent has given Purchaser written notice of such claim in reasonable specificity prior to the applicable Cut-off Date.

9.3 Indemnification by Sellers.

(a) From and after the Closing Date, Sellers shall, jointly and severally, indemnify and hold Purchaser, the Company and their respective Representatives, shareholders and controlling Persons (for purposes of this Article 9, collectively, the “Purchaser Indemnified Persons”) harmless from and against any and all Losses (including without limitation any Environmental Losses) incurred or sustained by, or imposed upon, directly or indirectly, such Purchaser Indemnified Person with respect to, by reason of or arising out of (i) any breach of any representation or warranty made by the Sellers contained in this Agreement, (ii) any breach by the Schaefer Companies of any of their covenants or obligations contained in this Agreement or (iii) (A) the Warrant Repurchase Agreement, (B) that certain Amended and Restated Note and Warrant Purchase Agreement dated as of May 4, 2005, as amended, supplemented or otherwise modified through the date hereof, between the Company and BOCP, together with each of the Transaction Documents (as defined therein), (C) the Bonus Plan Releases; (D) that certain Waiver and Termination Agreement dated as of the date hereof by and among the Company, CCP, the Trust, each of Messrs. Kostolansky, Anderson, Rubino and Barnhart and BOCP with respect to the Shareholder Agreement (as defined therein) and (E) that certain Waiver and Termination Agreement dated as of the date hereof by and among the Company and each of Messrs. Kostolansky, Anderson, Rubino and Barnhart with respect to the SAR Plan (as defined therein).

(b) From and after the Closing Date, each Seller hereby agrees individually and severally (based on each such Seller’s pro rata portion of the Final Purchase Price) to indemnify and hold the Purchaser Indemnified Persons harmless from and against any and all Losses incurred or sustained by or imposed upon, directly or indirectly, such Purchaser Indemnified Person with respect to, by reason of or arising from or in connection with (i) any breach of a representation or warranty made by that Seller contained in the Agreement or (ii) any breach of any covenant or obligation of that Seller in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Persons shall not be entitled to indemnification under Section 9.3(a) or (b):

(i) in connection with any claim for indemnification hereunder with respect to which Purchaser or either of the Schaefer Companies has an enforceable contractual right of indemnification or right of set-off against any third party and Purchaser is enjoined by a court of competent jurisdiction or otherwise legally prevented from assigning any such rights to Seller;

(ii) to the extent of the value of any net Tax benefit (less any tax burden imposed on Purchaser by any indemnity amount paid in excess of such net Tax benefit) realized (by reason of a Tax deduction, basis reduction, shifting of income, credits and/or deductions or otherwise) by Purchaser or either of the Schaefer Companies in connection with the Losses that form the basis of Purchaser’s claim for indemnification hereunder;

(iii) with respect to any claim for indemnification hereunder, unless Purchaser has given the written notice to Sellers’ Agent of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto prior to the applicable Cut-off Date;

(iv) to the extent of the proceeds received by Purchaser or either of the Schaefer Companies in respect of any insurance claim under which Purchaser or either of the Schaefer Companies is entitled in connection with the facts giving rise to such indemnification; provided, that the Purchaser Indemnified Persons shall be entitled to indemnification with respect to any Losses incurred by Purchaser in pursuing any such insurance claim without regard to the provisions of subsection (d)(i) hereof ; and

(v) to the extent the Loss is reserved for in the Final Closing Balance Sheet.

(d) In addition to the provisions of subsection (c) above and subject to the provisions of subsection (h) below, the indemnification obligations of Sellers under this Agreement shall be limited as follows:

(i) Basket. Unless otherwise provided herein, the Sellers shall not be required to provide indemnification under this Section 9.3 unless the Losses for all of Purchaser’s claim(s) for indemnification (other than those based upon breaches of Sections 3.1, 3.2, 3.3 or 3.13, Article 6 or claims based upon fraud) shall exceed in the aggregate an amount equal to one-half of one percent (0.5%) of the sum of the Base Amount plus the amount of Final Closing Cash (the “Basket Amount”), after which the Sellers shall be liable for the full amount of Losses in excess of the Basket Amount.

(ii) Maximum Amount of Sellers’ Indemnification. In no event shall the aggregate liability of the Sellers with respect to all of Purchaser’s claims for indemnification under this Section 9.3 (other than those based upon breaches of Sections 3.1, 3.2, 3.3 or 3.13, Article 6 or claims based upon fraud) exceed, in the aggregate, Five Million Dollars ($5,000,000.00); provided, that Seller’s failure to satisfy any or all of the Closing Funded Debt shall not be credited toward such maximum indemnification nor be subject to any maximum indemnification limit. The Sellers shall be liable for the full amount of Losses arising out of breaches of Sections 3.1, 3.2, 3.3 and 3.13, Article 6 and claims based upon fraud; provided, that the Sellers’ liability for Losses arising out of breaches of Sections 3.1, 3.2, 3.3 and 3.13 and Article 6 shall not exceed, in the aggregate, the Purchase Price.

(e) Notwithstanding anything to the contrary in this Agreement, the obligation of Sellers with respect to Environmental Losses and breaches of the representations and warranties contained in Section 3.16 of this Agreement shall be subject to the following additional limitations:

(i) Neither Purchaser nor its consultants, contractors, agents or representatives shall perform or undertake after the Closing Date any investigation or sampling of any Hazardous Substance or contaminants in, on, at upon or under any surface soil, subsurface soil, surface water, groundwater, building material or any other media of any form or type at, in, on, under or from the Real Estate (collectively “Media”) except to the extent that Purchaser, in its sole discretion, concludes that an investigation and/or sampling of any Media is (A) done in connection with a future sale of the Real Estate by Purchaser to a bona fide third party purchaser; (B) done in connection with a bona fide third party financing transaction in which Purchaser or any of its affiliates is the borrowing entity; (C) warranted by any future construction or development on the Real Estate by Purchaser (and then only to the extent related to the area of construction or development); (D) required by Law or (E) done in connection with a response to a bona fide Third Party Claim asserting liability for the Release of Hazardous Substances at the Real Estate (items (A) through (E) referred to as “Permissible Activities”).

(ii) Any Environmental Losses incurred or sustained by or imposed upon the Purchaser Indemnified Persons other than as a result of the Permissible Activities shall, after giving effect to subsection (d)(i) hereof, be borne in the proportion of twenty-five percent (25%) by Purchaser and seventy-five percent (75%) by Sellers.

(iii) With respect to Sellers’ indemnification obligations for Environmental Losses under Section 9.3(a) or (b) above as a result of a breach of a representation or warranty set forth in Section 3.16 above or otherwise, Purchaser shall:

(A) provide Sellers or their Representatives access to the applicable Real Estate so that Sellers may conduct their own investigation, testing or corrective action with respect to the matter;

(B) immediately provide Sellers with the results, including analytical data, of any investigation or testing conducted by Purchaser or, if available to Purchaser, any third party;

(C) give Sellers the right to participate in any discussions or negotiations with any Governmental Authority concerning such matter;

(D) if Remediation Action is required in any such matter, give Sellers the right to develop and implement a plan of corrective action, such plan to be paid for by Sellers and be subject to Purchaser’s approval, and, if requested by Sellers, cooperate with Sellers in the development and implementation of such plan on a cost effective basis; any such plan of action may, to the extent permitted under Environmental Laws, be based on the industrial use of the property and may rely on and utilize institutional controls (such as web-based GIS registrations, deed notices or restrictions) and shall contain reasonable steps so as to minimize disruption of or adverse effect on the ongoing operations of the business of the Schaefer Companies; and

(E) cooperate fully and in good faith with Sellers in performing such tasks as Sellers and their technical professionals and Representatives may reasonably request as being necessary to complete any Remediation Action being undertaken by Sellers pursuant to this Agreement; and Purchaser shall promptly execute any and all documentation necessary or requested to facilitate “case closure” or a similar acknowledgement by any Governmental Authority having jurisdiction over the matter and, furthermore, without limiting the scope of the foregoing, Purchaser shall cause its employees to cooperate fully with Sellers and to afford Sellers, their agents, employees and technical professionals access to relevant records relating to the matters which may be Sellers’ responsibility under this Agreement;

(iv) Upon issuance of a “No Further Action” (“NFA”) letter or similar acknowledgement from a Governmental Authority having jurisdiction over a particular Remediation Action, all obligations of Sellers under this Agreement with respect to the applicable Environmental Losses for that particular Remediation Action, if any, shall be terminated and concluded to the extent such NFA letter releases Purchaser from all future liability with regard to such matter.

(f) If Purchaser is indemnified under this Section 9.3 with respect to any Losses incurred or sustained by it as a result of the breach of the representation and warranty made by Sellers in the penultimate sentence of Section 3.24 (relative to Accounts Receivable outstanding for greater than 120 days), Purchaser shall assign its right to any such Account Receivable to Sellers.

(g) Indemnification amounts finally determined to be payable by Sellers shall be satisfied first from the Escrow Amount to the extent available. The Escrow Agreement shall continue for three years except as extended with respect to pending claims as set forth in the Escrow Agreement. The funds being held in escrow shall be disbursed as follows: (i) one-third of the amount then held in the escrow fund shall be released to Sellers at the one year anniversary of the Closing Date; (ii) one-half of amount then held in the escrow fund shall be released to Sellers at the two year anniversary of the Closing Date and (iii) the remainder of the funds held in the escrow fund shall be released at the third anniversary of the Closing Date except as may be extended as set forth in the Escrow Agreement. Procedures for obtaining disbursements of the amounts held in the escrow fund shall be as set forth in the Escrow Agreement.

(h) The indemnification obligations of Sellers under subsection 9.3(a)(iii) above shall be without regard to the provisions of subsection (d) hereof.

9.4 Procedures for Indemnification.

(a) Subject to Section 9.5, if a Party seeking indemnification pursuant to this Section 9 (an “Indemnified Party”) shall claim to have suffered a Loss for which indemnification is available under Sections 9.2 or 9.3, as the case may be (for purposes of this Section 9.4, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim), the Indemnified Party shall notify the Party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) in writing of such claim within the applicable Cut-Off Date, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim to the extent then known by the Indemnified Party and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party).

(b) In the event of a claim by an Indemnified Party involves Losses that do not result from a Third-Party Claim, then the Parties shall follow the procedures set forth in Section 10 with respect to the resolution of such matter.

9.5 Procedures for Third-Party Claims.

(a) Any Indemnified Party seeking indemnification pursuant to this Section 9 in respect of any Proceeding instituted by any third Person (in each case, a “Third-Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than ten (10) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have actually prejudiced the defense of such Third-Party Claim.

(b) The Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel reasonably acceptable to the Indemnified Party (unless (i) the Indemnifying Party is also party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding). The Indemnifying Party shall notify the Indemnified Party of its election to assume the defense of such Proceeding and thereafter neither the Indemnifying Party nor the Indemnified Party will admit any liability with respect thereto or settle, compromise, pay or discharge the same without the written consent of the other party. The Indemnified Party may participate in any Third-Party Claim with counsel of its choice and at its expense. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within twenty days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnified party (upon further notice to the Indemnifying Party) will have the right to undertake the defense, compromise or settlement of such Proceeding and the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its written consent.

(c) If a firm good faith written offer is made to settle any such Third-Party Claim and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such

Third-Party Claim; (ii) the maximum liability of the Indemnifying Party relating to such Third-Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third-Party Claim is greater; and (iii) the Indemnified Party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(d) Purchaser and Sellers shall make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any claim subject to indemnity hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

(e) If required for joinder purposes, the Sellers and Purchaser hereby consent to the non-exclusive jurisdiction in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on the Sellers and Purchaser with respect to such claim anywhere in the world.

9.6 Exclusive Remedy. In the absence of fraud, bad faith or willful breach, the indemnification obligations of Purchaser and Sellers under this Section 9 shall constitute the sole and exclusive remedies of Sellers and Purchaser, respectively, and their respective Representatives, shareholders and controlling Persons, for the breach of any covenant, agreement, representation or warranty included in this Agreement by the Sellers or Purchaser, as the case may be, and Sellers and Purchaser shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which Purchaser and Sellers waive.

10. DISPUTE RESOLUTION.

10.1 Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Purchaser and Sellers concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement or any other matter relating in any way to this Agreement; provided, that “Dispute” shall not include any dispute (i) relating to the Preliminary Closing Balance Sheet, which shall be resolved in accordance with Section 2.4(f), (ii) arising under Article 6 hereof, which shall be resolved in accordance with Section 6.5 or (iii) any dispute arising under Section 12 of this Agreement.

10.2 Process. If a Dispute arises, the Parties to the Dispute shall follow the procedures specified in Sections 10.3, 10.4 and 10.5.

10.3 Negotiations. The Parties shall promptly attempt to resolve any Dispute by negotiations between Purchaser and Sellers’ Agent. Purchaser or Sellers’ Agent, as the case may be, shall give the other Party written notice (the “Dispute Notice”) of any Dispute not resolved in the normal course of business. Purchaser and Sellers’ Agent (or their Representatives) shall meet at a mutually acceptable time and place within thirty (30) days after receipt of the Dispute Notice by the party to whom such Notice was delivered, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If Purchaser or Sellers’ Agent intends to be accompanied at any such meeting by legal counsel, the other Party shall be given at least three (3) Business Days’ prior written notice of such intention and may also be accompanied by legal counsel. If the Dispute has not been resolved by the Parties (A) within ninety (90) days of receipt of a Dispute Notice, or (B) if the Parties fail to meet within thirty (30) days of receipt of such Dispute Notice, either Purchaser or Sellers’ Agent may initiate binding arbitration as provided in Section 10.4.

10.4 Arbitration. If the Dispute is not resolved by negotiations pursuant to Section 10.3, all Disputes shall be determined by binding arbitration in Chicago, Illinois in accordance with the commercial rules of the AAA then in effect unless the parties mutually agree in writing to waive this provision. This agreement to arbitrate shall be specifically enforceable under the laws of the State of Illinois. The Party initiating arbitration shall file written notice of the demand for arbitration with the other Party to the Dispute and with the AAA in Chicago, Illinois. Such demand for arbitration shall be made within sixty (60) days after the expiration of the applicable time period set forth in the last sentence of Section 10.3, and in no event shall such demand be made after the date when an institution of legal or equitable proceedings based upon such Dispute would be barred by this Agreement or the applicable statute of limitations. The arbitration shall be before a single arbitrator chosen in accordance with the rules of the AAA, who shall interpret this Agreement in accordance with the internal laws of the Commonwealth of Pennsylvania without reference to any rule or provision thereof which would cause the application of the law of any other state. The award rendered by the arbitrator shall be final and binding and may not be appealed, and any judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. In no event shall any Party be awarded punitive damages.

10.5 General.

(a) Provisional Remedies. At any time during the procedures specified in Sections 10.3 and 10.4, a Party may seek a preliminary injunction or other provisional judicial relief in the courts of Cook County, Illinois or the U.S. District Court for the Northern District of Illinois if in the judgment of such party such action is necessary to avoid irreparable harm. Each party hereto consents to the exclusive jurisdiction of such courts with respect to this Section 10.5 and waive any objection to venue laid therein. Process in any Proceeding referred to in this Section 10.5 may be served on any party anywhere in the world.

(b) Performance to Continue. Each Party shall use its commercially reasonable efforts to perform its obligations under this Agreement pending final resolution of any Dispute.

(c) Extension of Deadlines. All deadlines specified in this Section 10 may be extended by mutual written agreement between Purchaser and Sellers’ Agent.

(d) Enforcement. The Parties regard the obligations in this Section 10 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 10 by either Purchaser or any of Sellers or the Sellers’ Agent, the other Party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof.

(e) Costs. The Parties to the dispute shall pay their own costs, fees, and expenses incurred in connection with the application of the provisions of this Section 10, and fifty percent (50%) of the fees and expenses of the AAA and the arbitrator in connection with the application of the provisions of Section 10.4.

10.6. Waiver of Jury Trial. In any court action under this Section 10 as contemplated above (whether to enforce an arbitration award as contemplated in Section 10.4, to seek provisional remedies as contemplated in Section 10.5(a), to enforce the arbitration provisions contained in this Section 10 as contemplated in Section 10.5 (d), or otherwise), the Purchaser and Sellers hereby voluntarily, knowingly, irrevocably and unconditionally waive any right to have a jury participate in resolving the dispute which is the subject of such court action.

11. [RESERVED]

12. NONCOMPETITION.

12.1 Acknowledgments by Shareholders. Each Seller acknowledges, to the extent applicable to such Seller, that:

(a) such Seller has occupied a position of trust and confidence with the Company prior to the Closing Date and has become familiar with the Information;

(b) Purchaser has required that each Seller make the covenants set forth in Sections 12.2 and 12.3 as a condition to the Purchaser’s purchase of the Shares;

(c) the provisions of Sections 12.2 and 12.3 are reasonable and necessary to protect and preserve the Company’s business; and

(d) the Company would be irreparably damaged if any Seller were to breach the covenants set forth in Sections 12.2 and/or 12.3.

12.2 Confidential Information. Each Seller acknowledges and agrees that all Information known or obtained by such Seller, whether before or after the Closing Date, is the property of the Company. Therefore, each Seller agrees that such Seller will not, at any time, disclose to any unauthorized Persons or use for its or his own account or for the benefit of any Person any Information, whether such Seller has such Information in its or his memory or embodied in writing or other physical form, without Purchaser’s prior written consent. Each Seller agrees to deliver to Purchaser within 30 days after execution of this Agreement, and at any other time Purchaser may reasonably request, all physical embodiments of any Information that such Seller may then possess or have under its or his control.

12.3 Noncompetition. As a material inducement for Purchaser to enter into this Agreement and as additional consideration for the consideration to be paid hereunder, each Seller agrees that:

(a) For a period of twenty-four (24) months after the Closing:

(i) such Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend its or his name or any similar name to, lend its or his credit to, or render services or advice to any business that competes with any business conducted by any of the Schaefer Companies in the United States; provided, that such Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope;

(ii) such Seller will not, directly or indirectly, either for itself or himself or any other Person, (A) induce or attempt to induce any employee of any of the Schaefer Companies to leave the employ of such Company, (B) in any way interfere with the relationship between any such Company and any employee of such Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of any such Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of any such Company to cease doing business with such Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of any such Company; and

(iii) such Seller will not, directly or indirectly, either for itself or himself or any other Person, solicit the business of any Person known to such Seller to be a customer of any of the Schaefer Companies, whether or not such Seller had personal contact with such Person, with respect to products or activities which compete with the business of any of the Schaefer Companies.

(b) In the event of a breach by any Seller of any covenant set forth in subsection (a) above, the term of such covenant will be extended by the period of the duration of such breach.

13. MISCELLANEOUS PROVISIONS.

13.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions to the contrary. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party hereto in the courts of Cook County, Illinois or the U.S. District Court for the Northern District of Illinois. Each of the parties hereby consent to the exclusive jurisdiction of such courts in any such Proceeding and waives any objection to venue laid therein. Process in any Proceeding referred to in this Section 13.1 may be served on any party anywhere in the world.

13.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Purchaser:	With a copy to:

Wabtec Corporation	Reed Smith LLP
1001 Air Brake Avenue	435 Sixth Avenue
Wilmerding, PA 15148	Pittsburgh, PA 15219
Attention: Legal Department	Attention: Lee van Egmond, Esq.
Telephone: 412-825-1000	Telephone: (412) 288-3824
Facsimile: 412-825-1305	Facsimile: (412) 288-3063

If to Sellers:	With a copy to:

CCP Limited Partnership, as Sellers’ Agent 10936 North Port Washington Road #180 Mequon, WI 53092 Attention: Daniel J. Jagla Telephone: (414) 272-5506	Thomas A. Myers, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street Suite 2100 Milwaukee, WI 53202 Telephone: (414) 298-8120 Facsimile: (414) 298-8097

or such other addresses as shall be similarly furnished in writing by either party.

13.3. Exhibits. All exhibits, schedules and the Seller’ Disclosure Schedules hereto are by reference incorporated herein and made a part of this Agreement.

13.4. Entire Agreement; Binding Effect. This Agreement (including all exhibits, schedules and the Sellers’ Disclosure Schedules attached hereto) contains the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written statements, representations, warranties, covenants or agreements between the parties with respect to its subject matter (excluding the Confidentiality Agreement) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. Any information that is disclosed in any part of the Sellers’ Disclosure Schedule or in any other schedule to this Agreement is deemed disclosed for all Sections of this Agreement. There are no agreements or understandings between the Parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13.5. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

13.6. Expenses. Except as otherwise specifically provided herein, each of the Parties hereto shall be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such Party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other Party. The reasonable fees and expenses of Reinhart Boerner Van Deuren s.c., Cleary Gull, Inc., Sellers’ Agent other professional advisor fees shall be paid by the Company prior to the Closing. All transfer taxes incurred by the Company as a result of the transactions contemplated by this Agreement shall be borne equally by the Seller and the Purchaser.

13.7. Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties or, in the case of a waiver, by the party waiving compliance.

13.8. Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of hereof at any time thereafter, except as specifically limited herein.

13.9. Time of the Essence. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

13.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties, and any purported assignment in violation hereof shall be null and void.

13.11. No Third Party Beneficiary. Neither this Agreement nor any provision hereof, nor any exhibit, statement, schedule, Sellers’ Disclosure Schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any Person other than the Parties hereto and their respective successors and permitted assigns.

13.12. Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the Parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

13.13. Interpretation. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. When a reference is made in this Agreement to Sections, exhibits or schedules, such reference shall be to a Section of or exhibit or schedule to this Agreement unless otherwise indicated. The section headings, table of contents and indexes contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

13.14 Amendment and Severability. This Agreement may only be amended by a written agreement of the Parties. If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

13.15 Further Assurances. Upon reasonable request, from time to time, Sellers and Purchaser shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable judgment of the requesting party to consummate the transactions contemplated by this Agreement.

13.16 Use of Words. The use of words of the masculine gender is intended to include, wherever appropriate, the feminine or neuter gender and vice versa. The use of words of the singular is intended to include, wherever appropriate, the plural and vice versa.

13.17 Accounting Terms. As used in this Agreement or any Ancillary Agreement, accounting terms relating to the Schaefer Companies defined in Section 1, and accounting terms partly defined in Section 1 to the extent not defined, shall have the respective meanings given to them under GAAP.

13.18 Sellers’ Agent.

(a) Appointment. Each Seller hereby irrevocably constitutes and appoints CCP as such Seller’s agent (the “Sellers’ Agent”) for the purpose of performing and consummating the transactions contemplated by this Agreement. The appointment of CCP as Sellers’ Agent is coupled with an interest and all authority hereby conferred shall be irrevocable and shall not be terminated by any or all of Sellers without the consent of Purchaser, which consent may be withheld for any reason, and Sellers’ Agent is hereby authorized and directed to perform and consummate on behalf of Sellers all of the transactions contemplated by this Agreement.

(b) Authority. Not by way of limiting the authority of Sellers’ Agent, each and all of Sellers, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize Sellers’ Agent to:

(i) waive any provision of this Agreement which Sellers’ Agent deems necessary or desirable;

(ii) execute and deliver on Sellers’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, including without limitation the Shares and the stock powers with respect thereto;

(iii) receive the Preliminary Closing Balance Sheet and request (or not request) any adjustments thereto;

(iv) make and receive notices and other communications pursuant to this Agreement and service of process in any Proceeding arising out of or related to this Agreement or any of the transactions contemplated hereunder;

(v) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement or any of the transactions hereunder;

(vi) as necessary in furtherance of the provisions of Section 2, receive and distribute the Purchase Price;

(vii) appoint or provide for successor agents; and

(viii) pay expenses incurred or which may be incurred by or on behalf of Sellers in connection with this Agreement.

In the event of the failure or refusal of CCP to act as Sellers’ Agent, Sellers shall promptly appoint one of Sellers as their agent for purposes of this Section 13.18, and failing such appointment within ten (10) days, Purchaser may, by written notice to Sellers at the last address of Sellers applicable for purposes of this Agreement, designate one of Sellers as Sellers’ Agent.

(c) Disputes. Any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Sellers under this Agreement may be asserted, brought, prosecuted or maintained only by Sellers’ Agent. Any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Purchaser under this Agreement, including any right of indemnification provided in Section 9, may be asserted, brought, prosecuted or maintained by Purchaser against Sellers or Sellers’ Agent by service of process on Sellers’ Agent and without the necessity of serving process on, or otherwise joining or naming as a defendant in such claim, action, suit or other proceeding, any Seller. With respect to any matter contemplated by this Section 13.18, Sellers shall be bound by any determination in favor of or against Sellers’ Agent or the terms of any settlement or release to which Sellers’ Agent shall become a party.

*     *     *     *     *     *     *     *     *     *     *

[Signatures on following pages]

IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement all as of the day and year first above written.

SELLERS:

CCP LIMITED PARTNERSHIP

By:	Cedar Creek Partners LLC, its general partner

	By:	/s/ Daniel J. Jagla
	Its:	Managing Member

TRUSTEES OF THE SCHAEFER 401(k) PLAN f/b/o David J. Kostolansky

TRUSTEES OF THE SCHAEFER 401(k) PLAN f/b/o David A. Rubino

TRUSTEES OF THE SCHAEFER 401(k) PLAN f/b/o Richard J. Barnhart

TRUSTEES OF THE SCHAEFER 401(k) PLAN f/b/o Barry L. Anderson

By:	/s/ David J. Kostolansky
David J. Kostolansky, as Trustee and Beneficial Owner

By:	/s/ Barry L. Anderson
Barry L. Anderson, as Trustee and Beneficial Owner

By:	/s/ David A. Rubino
David A. Rubino, as Trustee and Beneficial Owner

By:	/s/ Richard J. Anderson
Richard J. Barnhart, as Beneficial Owner

/s/ Barry L. Anderson	Darl J. Anderson
Barry L. Anderson	Spouse

PURCHASER:

WABTEC HOLDING CORPORATION

By:	/s/ Alvaro Garcia-Tunon
Its:	Senior Vice President, Chief Financial Officer and Secretary

[Signatures continued on following page]

SELLERS’ AGENT:

CCP LIMITED PARTNERSHIP

By:	Cedar Creek Partners LLC, its general partner

	By:	/s/ Daniel J. Jagla
	Its:	Managing Director

LIST OF SCHEDULES AND EXHIBITS

Schedule “A” – List of Sellers

Sellers’ Disclosure Schedules

Purchaser’s Disclosure Schedules

Exhibit “A” – Form of Escrow Agreement

Exhibit “B” – Schedule of Funded Debt